UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1999 K Street, N.W.
Fourth Floor
Washington, D.C. 20006
________________________________

 TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 3, 2017

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac") is pleased to invite you to attend Farmer Mac's 2017 Annual Meeting of Stockholders to be held on Thursday, May 4, 2017, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about Farmer Mac and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac's 2016 Annual Report. Although the Annual Report does not constitute proxy soliciting material, we suggest you read it for additional information about Farmer Mac. Please complete, sign, date, and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.

Sincerely,

Lowell L. Junkins
Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

NOTICE OF ANNUAL MEETING

April 3, 2017

Notice is hereby given that the 2017 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation ("Farmer Mac") will be held on Thursday, May 4, 2017, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2017;

•	to approve, on an advisory basis, the compensation of Farmer Mac's named executive officers disclosed in the attached Proxy Statement;

•	to approve, on an advisory basis, the frequency of future advisory votes on the compensation of Farmer Mac's named executive officers; and

•	to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Please read the attached Proxy Statement for information on the matters to be considered and acted upon at the meeting.

Eligible holders of record of Farmer Mac's Class A Voting Common Stock and Class B Voting Common Stock at the close of business on March 17, 2017 are entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting. For at least ten days prior to the meeting, a list of Farmer Mac's stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of Farmer Mac between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete and date the enclosed proxy card, sign it exactly as your name appears on the card, and return it in the postage prepaid envelope. This will ensure the voting of your shares if you do not attend the meeting. The giving of your proxy will not affect your right to vote your shares personally if you attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FARMER MAC.

By order of the Board of Directors,
            Stephen P. Mullery
Secretary

i

ii

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1999 K Street, N.W.
Fourth Floor
Washington, D.C. 20006

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on May 4, 2017

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac") of proxies from the holders of Farmer Mac's Class A Voting Common Stock and Class B Voting Common Stock (together, the "Voting Common Stock"). Farmer Mac is not soliciting proxies from the holders of its Class C Non-Voting Common Stock. The proxies will be voted at Farmer Mac's 2017 Annual Meeting of Stockholders (the "Meeting"), to be held on Thursday, May 4, 2017, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement of the Meeting. The Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed to holders of Voting Common Stock on or about April 3, 2017. In this Proxy Statement, except as the context otherwise requires or as otherwise noted, "we," "us," and "our" refer to Farmer Mac and its subsidiaries.

At the Meeting, Farmer Mac's Board of Directors (the "Board of Directors" or "Board") will present for a vote the election of ten members to the Board (Proposal 1) and the ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2017 (Proposal 2). The Board will also present for a vote the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers disclosed in this Proxy Statement (Proposal 3) and of the frequency of future advisory votes on the compensation of Farmer Mac's named executive officers (Proposal 4). The Board is not aware of any other matter to be presented for a vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for Farmer Mac's Annual Meeting of Stockholders to be held on May 4, 2017: the Proxy Statement, sample proxy cards, and Farmer Mac's 2016 Annual Report are available at www.farmermac.com/investors/financial-information/.

GENERAL INFORMATION

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board of Directors. Title VIII of the Farm Credit Act of 1971, as amended (the "Act") provides that Farmer Mac's Class A Voting Common Stock may be held only by banks, insurance companies, and other financial institutions or entities that are not Farm Credit System institutions. The Act also provides that Farmer Mac's Class B Voting Common Stock may be held only by Farm Credit System institutions. Holders of Voting Common Stock who are not eligible holders of that stock may not vote the shares held and should dispose of their stock to eligible holders. Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

The Act provides that five members of the Board will be elected by the holders of the Class A Voting Common Stock (the "Class A Holders") and that five members of the Board will be elected by the holders of the Class B Voting Common Stock (the "Class B Holders"). The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.

Record Date

The Board of Directors has fixed March 17, 2017 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which together constitute the only outstanding capital stock of Farmer Mac entitled to vote at the Meeting. See "Stock Ownership of Directors, Named Executive Officers, and Certain Beneficial Owners—Principal Holders of Voting Common Stock."

Voting

The presence, in person or by proxy, of the holders entitled to vote at least a majority of Farmer Mac's outstanding Voting Common Stock is required to constitute a quorum at the Meeting. Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proposal 1

Under the Act, the holders of Farmer Mac's Voting Common Stock are entitled to one vote per share, with cumulative voting permitted at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder's votes may be cast for a single candidate for director or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders.

A stockholder may withhold a vote from one or more nominees by filling in the circle next to the names of those nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are provided in writing, the stockholder's votes will then be cast evenly among the remaining nominees for its class. Stockholders who intend to cumulate their votes for any nominee are urged to read the instructions on the proxy card and to indicate the manner in which votes shall be cumulated in the space to the right of the applicable nominee name on the proxy card. The five nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the nominees becomes unavailable for election, the Proxy Committee (described below) will cast votes under the authority granted by the enclosed proxy for any substitute or other nominee as the Board of Directors may designate. If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

The election of directors shall be decided by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election of each class of directors. Votes to withhold from all nominees and broker non-votes (as defined below) will have no effect on the outcome of the vote of Proposal 1.

Proposals 2, 3, and 4

Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock. The affirmative vote of a majority of the votes cast by the holders of shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting is required for the approval of Proposals 2, 3, and 4. With respect to Proposal 4, if none of the three frequency options receives the vote of a majority of the votes cast, Farmer Mac will consider the frequency option (one year, two years, or three years) receiving the highest number of votes cast by stockholders to be the frequency that is recommended by stockholders. Farmer Mac's Amended and Restated By-Laws (the "By-Laws") provide that "votes cast" do not include abstentions and broker non-votes (as defined below).

Shares of Voting Common Stock represented by proxies marked "Abstain" for any proposal presented at the Meeting (other than Proposal 1 for the election of directors) will be counted for purposes of determining the presence of a quorum, but will not be voted for or against such proposal. Abstentions will have no effect on the outcome of the vote of Proposals 2, 3, or 4.

If a holder of Voting Common Stock holds shares through an account with a bank or broker, the voting of the shares by the bank or broker when the holder does not provide voting instructions is governed by the rules of the New York Stock Exchange ("NYSE"), which allow banks and brokers to vote shares in their discretion on "routine" matters for which their customers do not provide voting instructions. On matters considered "non-routine," banks and brokers may not vote shares without a customer's instructions. A "broker non-vote" occurs when a bank or broker holding the shares has not received voting instructions from its customer and either chooses not to vote those shares on a routine matter at a stockholders' meeting, or is not permitted to vote those shares because a proposal is considered a non-routine matter. Broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present, but will not be voted for or against the related proposal.

The ratification of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2017 is considered a routine matter. Accordingly, banks and brokers may vote shares on Proposal 2 if they have not received a customer's instructions, and there generally will be no broker non-votes on this proposal unless a bank or broker chooses not to vote shares on Proposal 2.

All other proposals in this Proxy Statement are considered "non-routine" matters, so stockholders must provide their banks or brokers with instructions on how to vote for their shares to be voted. Broker non-votes will have no effect on the outcome of the vote on Proposals 3 and 4 because broker non-votes will not be considered as "votes cast."

Proxy Procedure

Any holder of Voting Common Stock who is unable to attend the Meeting in person will be afforded the right to vote by means of the proxy solicited by the Board of Directors. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy, and voting in person. Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying Farmer Mac's Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Proxy Committee is composed of three executive officers of Farmer Mac – Timothy L. Buzby, R. Dale Lynch, and Stephen P. Mullery – and will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified. The Proxy Committee will also vote the shares represented by proxies in accordance with its members' best judgment on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors has adopted a formal set of standards to form the basis for determinations of director independence prescribed by NYSE listing requirements. To be considered "independent" for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac or any of its affiliates (as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended, or the "Securities Act") other than as a director of Farmer Mac, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Farmer Mac. The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, as well as the guidance provided by the NYSE listing standards and any other factors that the Board may deem relevant, in determining whether a director lacks a material relationship with Farmer Mac and therefore is "independent":

(a)
the director is not, and has not been during the preceding three years, an employee of Farmer Mac, and the director has no immediate family member who is, or has been during the preceding three years, an executive officer of Farmer Mac;

(b)
the director has not received, and has no immediate family member who has received, more than $120,000 in direct compensation from Farmer Mac during any twelve-month period within the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c)
the director is not currently an employee of, and has no immediate family member who is a current partner or executive officer of, any entity that has made payments to, or received payments from, Farmer Mac for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million and (ii) 2% of such other entity's consolidated gross revenues;

(d)
(i) the director is not a current partner or employee of a firm that is Farmer Mac's internal or external auditor; (ii) the director has no immediate family member who is a current partner of such a firm; (iii) the director has no immediate family member who is a current employee of such a firm and personally works on Farmer Mac's audit; and (iv) the director or an immediate family member was not within the last three years a partner or employee of such a firm and did not personally work on Farmer Mac's audit within that time;

(e)
the director or an immediate family member is not, and has not been during the preceding three years, employed as an executive officer of another company where any of Farmer Mac's present executive officers at the same time serves or served on that company's compensation committee;

(f)
the director is not, and has not been during any of the preceding three fiscal years, affiliated with a tax-exempt organization that received within the preceding three years contributions from Farmer Mac that exceeded in any single fiscal year the greater of (i) $1 million and (ii) 2% of such other organization's consolidated gross revenues;

(g)
the director is not an officer, partner, or employee of, and has no immediate family member who is an officer or partner of, any entity (or affiliate thereof) that (i) is doing business with Farmer Mac (which, for these purposes, includes the origination, or sale to Farmer Mac, of any loans or securities that are currently (A) held on Farmer Mac's balance sheet or (B) off-balance sheet obligations of Farmer Mac), or (ii) holds 5% or greater of Farmer Mac's Class A or Class B Voting Common Stock;

(h)	the director does not hold, and is not a candidate to hold, an elected office of the Federal government;

(i)	the director is not an employee of the Federal government who either is in a position to oversee Farmer Mac's business or is employed by an agency that oversees Farmer Mac's business; and

(j)
the director does not have any other relationships, not described in (a) through (i), with Farmer Mac or the members of management of Farmer Mac or other activities that the Board has determined to be material.

For purposes of the foregoing independence criteria, the term "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person's home.

The independence criteria set forth above are included in Farmer Mac's Corporate Governance Guidelines available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. These criteria meet or exceed all standards for director independence under applicable rules of the Securities and Exchange Commission (the "SEC") and NYSE.

In March 2017, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer, director, or employee of an entity that has a relationship with Farmer Mac) and Farmer Mac and its management to determine whether any of those transactions or relationships were inconsistent with a determination that the director is independent. As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and, therefore, is independent: Dennis L. Brack, Chester J. Culver, Richard H. Davidson, James R. Engebretsen, Dennis A. Everson, Sara L. Faivre, Douglas A. Felton, Douglas L. Flory, Mitchell A. Johnson, Lowell L. Junkins, Clark B. Maxwell, Bruce J. Sherrick, and Myles J. Watts. During the same review, the Board determined that Thomas W. Hill and Douglas E. Wilhelm were not independent because they are each currently a party to a services agreement with an entity that holds more than 5% of Farmer Mac's Class B Voting Common Stock, under which each of them serves as an employee of the related stockholder. In addition, the Board had previously determined that James B. McElroy, who retired from the Board in May 2016, was independent.

In determining that each of the current directors other than Messrs. Hill and Wilhelm is independent of Farmer Mac, the Board considered that because financial institutions are required to own Voting Common Stock to participate in Farmer Mac's programs, transactions often occur in the ordinary course of business between Farmer Mac and companies or other entities at which some of the current directors or director nominees are or have been officers or directors. In particular, the Board evaluated for each of Messrs. Brack and Everson all transactions between Farmer Mac and the company where each serves as a director. Those transactions included sales of qualified loans and USDA-guaranteed portions and guarantee and long-term standby purchase commitment transactions, as well as the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac. In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. The Board affirmatively determined that none of the relationships were material for purposes of the independence criteria. For additional information about transactions between Farmer Mac and entities affiliated with its current directors, see "Management's Discussion and Analysis of Financial Condition

and Results of Operations—Results of Operations—Related Party Transactions" and Note 3 in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 9, 2017.

Board of Directors Meetings and Committees

In 2016, the Board of Directors held a total of six meetings. Each member of the Board attended 75% or more of the aggregate number of Board meetings and meetings of the committees on which he or she served during 2016. As Chairman of the Board, Lowell L. Junkins presides over all meetings of the Board of Directors, including regularly scheduled executive sessions of the Board in which members of management do not participate. All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors. All current members of the Board of Directors attended the 2016 Annual Meeting of Stockholders.

The Board currently has seven standing committees to assist the Board in performing its responsibilities: Audit Committee, Compensation Committee, Corporate Governance Committee, Credit and Business Development Committee, Finance Committee, Public Policy Committee, and Risk Committee. Each director serves on at least two committees. The Board also has an ad hoc Diversity Committee that meets on an as needed basis and is comprised of the following members: Sara L. Faivre, Mitchell A. Johnson, Lowell L. Junkins, and Myles J. Watts.

The following table sets forth the standing committees on which each current member of the Board serves:

	Audit	Compensation	Corporate Governance	Credit and Business Development	Finance	Public Policy	Risk
Brack	X (Chair)		X				X
Culver	X					X (Chair)	X
Davidson		X (Chair)	X				X
Engebretsen			X		X (Chair)		X
Everson		X		X (Chair)		X
Faivre	X	X		X			X
Felton				X		X
Flory	X		X			X
Hill				X	X
Johnson		X			X
Junkins		X	X (Chair)			X
Maxwell	X	X			X
Sherrick	X			X	X
Watts			X			X	X (Chair)
Wilhelm				X	X

See "Class A Nominees," "Class B Nominees," and "Directors Appointed by the President of the United States" under "Proposal 1: Election of Directors—Information about Nominees for Directors" for more information about the current members of the Board who are standing for re-election at the Meeting.

The following table sets forth the key responsibilities of each standing Board committee, as well as the number of meetings each committee held during 2016:

Name of Board Committee	Number of Meetings Held in 2016	Key Committee Responsibilities
Audit	5
Engages an independent auditor to audit the financial statements and internal control over financial reporting of Farmer Mac; approves any non-audit services by this independent auditor; reviews the scope of audits as recommended by the independent auditor and Farmer Mac's internal audit function; and assists the Board in overseeing the integrity of financial statements and legal and compliance requirements

Compensation	6	Approves and/or makes recommendations to the Board of Directors on compensation and benefit plans of all directors and executive officers
Corporate Governance	5
Recommends nominees for election to the Board of Directors; reviews and approves corporate governance policies and corporate governance guidelines; resolves conflicts of interest; and exercises certain powers of the Board of Directors during the intervals between meetings of the Board

Credit and Business Development	4
Makes recommendations to the Board of Directors on credit matters;
reviews and approves all policy matters relating to changes to Farmer Mac's credit, collateral valuation, underwriting, and loan diversification standards; develops and monitors Farmer Mac's lines of business and marketing plan; and makes recommendations to the Board of Directors about new business initiatives and related products

Finance	4	Determines Farmer Mac's financial policies and oversees its financial affairs
Public Policy	4	Considers matters of public policy related to Farmer Mac's business, including Farmer Mac's relationship with and policies regarding borrowers, Congress, and governmental agencies
Risk	5
Oversees Farmer Mac's enterprise-wide risk management framework and risk across Farmer Mac as a whole and across all risk types; assists Board of Directors and Farmer Mac's executive officers to identify, evaluate, monitor, and manage or mitigate risks related to Farmer Mac's business

Each of these standing Committees oversees aspects of Farmer Mac's enterprise risk management as described below. See "Proposal 1: Election of Directors" for more information about the Corporate Governance Committee. See "Executive Compensation Governance" for more information about the Compensation Committee. See "Report of the Audit Committee" and "Proposal 2: Selection of Independent Auditor" for more information about the Audit Committee. See "Enterprise Risk Management" for more information about the Risk Committee.

Enterprise Risk Management

Farmer Mac's executive officers have the primary responsibility for managing the risks associated with Farmer Mac's business, including strategic, operational, financial, credit, liquidity and funding, market, security, legal or regulatory, technology, reputational, political, and emerging and other risks. The Board of Directors currently oversees Farmer Mac's enterprise risk primarily through the Risk Committee and the delegation of specific areas of risk by the Board of Directors to the other Board committees, as well as through Farmer Mac's Risk Officer and internal audit and internal credit review functions.

The Risk Committee assists the Board in overseeing the adequacy of Farmer Mac's enterprise-wide risk management program, including the strategies, policies, procedures, and processes established by the Board and Farmer Mac's executive officers to identify, evaluate, monitor, and manage or mitigate major risks both in Farmer Mac's business and facing Farmer Mac from external sources. The Risk Committee also assists the Board in overseeing risk across Farmer Mac as a whole and across all risk areas, in conjunction with other Board committees that oversee specific risk-related issues and areas, and in overseeing the division of risk-related responsibilities to these other Board committees. The other Board committees report on risks within their respective jurisdictions to the Risk Committee, and the Risk Committee provides a report on any identified risks to the full Board at each

Board meeting. In October 2016, Farmer Mac hired a Risk Officer to work with the Board committees in facilitating the evaluation of Farmer Mac's risk tolerance and appetite for specific risks that fall within each Board committee's jurisdiction and in recommending strategies to manage or mitigate these risks. Farmer Mac's Risk Officer is also responsible for assisting Farmer Mac's executive officers in developing and monitoring a risk management program in the context of Farmer Mac's strategic objectives and identifying and monitoring current and emerging risks. Farmer Mac's Risk Officer reports directly to the Risk Committee and regularly updates the Risk Committee on discussions held with management and the other Board committees related to Farmer Mac's risk management program.

Additionally, the internal audit function annually compiles a risk assessment and, under the oversight of the Audit Committee, conducts periodic audits of each of the various risk areas within Farmer Mac at least once every three years. The internal credit review function provides an independent assessment of credit risk, reporting directly to the Credit and Business Development Committee.

The following table describes the various risks that each standing Board committee oversees:

Name of Board Committee	Risks Overseen by Board Committee
Audit	Financial reporting and accounting practices of Farmer Mac, as well as oversight of whistleblower complaints, allegations of fraud, and regulatory compliance
Compensation
Alignment of Farmer Mac's compensation policies and plans with its overall risk tolerance, as well as oversight of all human resources issues such as employee benefits, employee development and retention, and staff turnover

Corporate Governance	Governance policies of Farmer Mac and compliance with Farmer Mac's code of business conduct and ethics
Credit and Business Development
Credit risks related to Farmer Mac's business, including credit underwriting, loan servicing, documentation, and counterparty risk; customer reputational risks and risks related to the development and maintenance of Farmer Mac's customer relationships

Finance
Farmer Mac's finance-related risks, including asset and liability management, compliance with the Board's capital adequacy, investment, and interest rate risk policies, funding risk, changes in asset values, investment quality, and liquidity

Public Policy	Farmer Mac's exposure to political and regulatory risks
Risk
Farmer Mac's overall enterprise-wide risk management program, risk governance structure, security breaches, data integrity, business continuity planning, risk assessment and management practices, and risk tolerance and risk appetite levels

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics (the "Code") that applies to all directors, officers, employees, and agents of Farmer Mac, including Farmer Mac's principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers. The Code was most recently amended in November 2016. A copy of the Code is available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. Farmer Mac will post any amendment to, or waiver from, a provision of the Code in that same location on its website. A print copy of the Code is available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

Stockholder Proposals

Each year, at the annual meeting, the Board of Directors submits to the stockholders its recommended nominees for election as directors. In addition, the Audit Committee's selection of an independent auditor for the year is submitted for stockholder ratification at each annual meeting in accordance with Farmer Mac's By-Laws. The Board of Directors may, upon proper notice, also present other matters to the stockholders for action at an annual meeting, including presenting for a vote the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers and of the frequency of future votes on the compensation of Farmer Mac's named executive officers. In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at an annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Under Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals of stockholders to be presented at the Meeting were required to be received by Farmer Mac's Secretary on or before December 2, 2016 for inclusion in this Proxy Statement and the accompanying proxy card. Other than the election of ten members to the Board of Directors, the ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2017, and the approvals, on an advisory basis, of the compensation of Farmer Mac's named executive officers disclosed in this Proxy Statement and of the frequency of future advisory votes on the compensation of Farmer Mac's named executive officers, the Board of Directors knows of no other matters to be presented for action at the Meeting. If any other matters not known at the time this Proxy Statement was printed are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

Only proper proposals under Rule 14a-8 under the Exchange Act that are timely received will be included in the Proxy Statement and related proxy card for Farmer Mac's 2018 Annual Meeting of Stockholders. If any stockholder eligible to do so intends to present a proposal for consideration at Farmer Mac's 2018 Annual Meeting of Stockholders under Rule 14a-8 under the Exchange Act, Farmer Mac's Secretary must receive the proposal on or before December 4, 2017 to be considered for inclusion in the 2018 Proxy Statement. Proposals should be sent to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The By-Laws currently provide that stockholders who seek to bring other business before a meeting of stockholders, other than the election of directors, generally must provide notice of that intent not earlier than 120 calendar days nor later than 90 calendar days prior to the first anniversary of the immediately preceding year's annual meeting of stockholders, and, in such notice, provide Farmer Mac with relevant information about the proposal. Any stockholder proposal received by Farmer Mac's Secretary before January 4, 2018 or after February 3, 2018 will be considered untimely and, if presented at the 2018 Annual Meeting of Stockholders, the Proxy Committee, as then constituted, will have the right to exercise discretionary voting authority on that proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

For information about stockholders' nominations of individuals to stand for election as a director at an annual meeting, see "Proposal 1: Election of Directors."

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

PROPOSAL 1:
ELECTION OF DIRECTORS

Board Structure

The Act provides that five of Farmer Mac's directors are elected by the Class A Holders and that five directors are elected by the Class B Holders. At the Meeting, ten directors will be elected for one-year terms. All five of the Class A nominees and all five Class B nominees currently are members of the Board of Directors. The directors elected by the Class A Holders and the Class B Holders at the Meeting will hold office until Farmer Mac's 2018 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The Act further provides that the President of the United States appoints five members to the Board of Directors with the advice and consent of the United States Senate (the "Appointed Members"). The Appointed Members serve at the pleasure of the President of the United States. The Board of Directors, after the election at the Meeting, will consist of the five Appointed Members named under "—Information about Nominees for Directors—Directors Appointed by the President of the United States" below (or such other Appointed Members as may be appointed by the President and confirmed by the Senate between March 17, 2017 and May 4, 2017) and the ten members who are elected by the holders of Farmer Mac's Voting Common Stock.

Selection of Director Nominees by Board

The Corporate Governance Committee facilitates the selection of director nominees. Farmer Mac's By-Laws require the Corporate Governance Committee to be comprised of two Appointed Members (one of whom serves as the chairman of the Corporate Governance Committee), two directors who have been elected by the holders of the Class A Voting Common Stock, and two directors who have been elected by the holders of the Class B Voting Common Stock. The current members of the Corporate

Governance Committee are: Appointed Members Junkins (chairman of the Corporate Governance Committee) and Watts; Class A directors Brack and Engebretsen; and Class B directors Davidson and Flory. As described in more detail under "Corporate Governance Matters—Director Independence," the Board has determined that all of the current members of the Corporate Governance Committee are "independent" as defined under Farmer Mac's Corporate Governance Guidelines, which prescribe independence criteria that meet or exceed all standards for director independence under applicable SEC and NYSE rules. The Corporate Governance Committee Charter and Farmer Mac's Corporate Governance Guidelines are available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. Print copies of the Corporate Governance Committee Charter and Farmer Mac's Corporate Governance Guidelines are available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

In identifying and evaluating potential director candidates, the Corporate Governance Committee adheres to the criteria set forth in the By-Laws and the Corporate Governance Guidelines, as well as a policy statement on directors adopted by the Board that expresses the general principles that should govern director selection and conduct. The Corporate Governance Committee reviews, on an annual basis, the appropriate qualifications, skills, and characteristics required of Board members in the context of the composition of the Board as a whole at that point in time and in accordance with the criteria set forth in the By-Laws. The Corporate Governance Committee's assessment includes a Board member's qualification as to independence, as well as issues of judgment, skills (such as understanding of relevant technologies), and financial expertise, all in the context of an assessment of the perceived needs related to the effective operation of the Board and its committees at that point in time. The Corporate Governance Committee strives to identify and retain as members of the Board individuals who have the qualities, business background, and experience that will enable them to contribute significantly to the development of Farmer Mac's business and its future success.

The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who have a broad perspective and good record of accomplishment as senior members of agricultural or other relevant business entities; as agricultural, rural utilities, or commercial lenders; as accountants or auditors; or as entrepreneurs. The Board has also determined that its membership should reflect diversity in the broadest sense, including diversity of geography, background, gender, race and ethnicity, age, and experience and training from different disciplines and industries.

In recommending a nominee for director, the Corporate Governance Committee also considers an individual's ability to represent objectively all of Farmer Mac's stockholders, as well as his or her character, judgment, fairness, and overall ability to serve Farmer Mac. Thus, in addition to considering the current needs of the Board and the quality of an individual's professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, an inquiring mind, an ability to work with others, good judgment, intellectual competence, and motivation;

•	have the willingness and ability to represent all stockholders' interests, and not just the particular stockholders that elect the director to serve on the Board;

•	have an awareness of, and a sensitivity to, the statutory mandate of Farmer Mac;

•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and

•
are willing and have the ability to present their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac and all of its stockholders, and, once a decision is reached by a majority, to support the decision.

The Corporate Governance Committee and the Board exercise judgment in applying these factors to select director nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders, and others. From time to time, the Corporate Governance Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of those candidates. The Corporate Governance Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time.

The Corporate Governance Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees, and the Board of Directors has approved these recommendations. The individuals recommended by the Corporate Governance Committee are referred to collectively as the "Nominees." The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified. All of the Nominees are current members of the Board standing for re-election. AgriBank, FCB, the holder of approximately 40.3% of the Class B Voting Common Stock, recommended to the Corporate Governance Committee that Richard H. Davidson and Douglas A. Felton be renominated for election to the Board of Directors. CoBank, ACB, the holder (along with its wholly-owned subsidiary CoBank, FCB) of approximately 32.6% of the Class B Voting Common Stock, recommended to the Corporate Governance Committee that Thomas W. Hill and Douglas E. Wilhelm be nominated for re-election. No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

Stockholder Director Nominations

Farmer Mac's By-Laws contain, among other provisions, an advance notice of director nomination provision to provide a process for the delivery of timely and proper notices for stockholder nominations. The exclusive means by which eligible holders of Farmer Mac's Class A and Class B Voting Common Stock may nominate an individual to stand for election to the Board at an annual meeting of stockholders are set forth in Farmer Mac's By-Laws and summarized below.

Timely Notice. Stockholders seeking to nominate persons for election to the Board at an annual meeting of stockholders must deliver a timely and proper advance written notice to Farmer Mac, which generally must be received by Farmer Mac's Secretary not earlier than 120 calendar days nor later than 90 calendar days prior to the first anniversary of the immediately preceding year's annual meeting of stockholders. For the 2018 Annual Meeting of Stockholders, Farmer Mac must receive written nominations submitted by the holders of Farmer Mac's Voting Common Stock on or after January 4, 2018 through February 3, 2018, and such submissions shall be directed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

Proper Notice. For a stockholder's advance notice of director nomination to be proper, it must be in proper written form. The content of the advance notice for director nomination must include specified representations from the stockholder and provide detailed information about, among other things, the nominating person, stock ownership and related filing obligations under the Exchange Act, each proposed nominee, and certain compensation arrangements.

Nominee Eligibility. Prospective director nominees must satisfy specified requirements to be eligible for nomination by a stockholder for election as a director, including requirements to deliver a written questionnaire about the background and qualifications of the proposed nominee and a written representation and agreement in the form to be provided by Farmer Mac's Secretary upon written request. The By-Laws also provide that, at a minimum, a proposed nominee must:

•	be a natural person over 21 years of age;

•	be a U.S. citizen (which includes a naturalized citizen);

•	be financially literate (i.e., able to read and understand financial statements and comprehend general financial concepts);

•	have some knowledge about one or more areas of Farmer Mac's business;

•
not (i) have been convicted of any criminal offense involving dishonesty or a breach of trust, (ii) have been found to have violated any provision of the Act, any banking laws, or any federal or state securities laws, including but not limited to, the Securities Act or the Exchange Act, or (iii) had a professional license suspended or revoked; and

•
satisfy such other criteria for service as may be imposed by applicable law, including, but not limited to, the rules and regulations of the SEC and any national securities exchange where Farmer Mac's shares are listed or traded.

Please see Farmer Mac's By-Laws containing the provisions described above, filed by Farmer Mac as Exhibit 3.1 to the Current Report on Form 8-K on June 9, 2014 with the SEC.

Information about Nominees for Director

Each of the Nominees has consented to being named in this Proxy Statement and to serve if elected. Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted. If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment or postponement of the Meeting, the proxies received to vote for that Nominee will be voted for any substitute or other nominee as the Board of Directors may designate. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

The Board of Directors unanimously recommends that Class A Holders and Class B Holders vote FOR all of the Nominees, as applicable, listed below for election as directors.

Class A Nominees

DENNIS L. BRACK, 64, has been a member of the Board of Directors of Farmer Mac since June 7, 2001 and serves as chairman of the Audit Committee and as a member of the Corporate Governance Committee and the Risk Committee. Mr. Brack served as President and Chief Executive Officer of Bath State Bank in Bath, Indiana from 1988 to 2007. He has remained as a director of

Bath State Bank and is currently a director of the board of Bath State Bancorp, the holding company for the bank. He served as a member of the board of directors of Franklin County Community Foundation in Brookville, Indiana from 2007 until his retirement from the board in 2016 and served as a member of its Investment Committee from 1999 to 2009. Mr. Brack has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana. He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean's Advisory Council for the College of Agriculture.

JAMES R. ENGEBRETSEN, 61, has been a member of the Board of Directors of Farmer Mac since June 5, 2008 and serves as the chairman of the Finance Committee and as a member of the Corporate Governance Committee and the Risk Committee. Mr. Engebretsen has served as an advisor to Epic Ventures since January 2014 and to XIO Group and The RBL Group since June 2016 and October 2016, respectively. Mr. Engebretsen is the former Assistant Dean of the Marriott School of Management at Brigham Young University, where he served as Professor of Finance from 2004 until August 2014. He formerly served as the Managing Director of the Peery Institute of Financial Services at the Marriott School from 2004 to 2006. He joined the Marriott School with nearly fifteen years of work experience at Lehman Brothers, JP Morgan, and Goldman Sachs in New York and Philadelphia. Mr. Engebretsen left Goldman Sachs in 1995 to set up his own hedge fund, Associates Capital Management. He is a registered investment advisor and earned his Master of Business Administration and Bachelor of Science in Economics from Brigham Young University.

DENNIS A. EVERSON, 66, has been a member of the Board of Directors of Farmer Mac since June 3, 2004 and serves as chairman of the Credit and Business Development Committee and as a member of the Compensation Committee and the Public Policy Committee. Mr. Everson currently serves on the board of directors of First Dakota National Bank. Mr. Everson served as Branch Administration Director of First Dakota National Bank from 2009 until his retirement in December 2012. Prior to that, he served as President and Manager of the First Dakota National Bank Agri-business Division starting in 2002. From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division. From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association. During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

MITCHELL A. JOHNSON, 75, has been a member of the Board of Directors of Farmer Mac since June 12, 1997 and is a member of the Compensation Committee and the Finance Committee. Mr. Johnson is a financial consultant. He is also a trustee of, and during the past several years has served as director for, the Advisors' Inner Circle Funds, the Advisors' Inner Circle Funds II, The Bishop Street Funds, and SEI Funds. Mr. Johnson formerly was President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association ("Sallie Mae"). During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. He has been a trustee of Citizens Funds, Rushmore Funds, and Diversified Funds. Mr. Johnson also served as a director of Eldorado Bancshares, Inc., the holding company for Eldorado and Antelope Valley Banks.

CLARK B. MAXWELL, 45, has been a member of the Board of Directors of Farmer Mac since June 5, 2008 and serves as a member of the Finance Committee, the Audit Committee, and the Compensation Committee. Mr. Maxwell is the Chief Operating Officer at Chatham Financial Corp., where he has held various positions since 2002. Chatham provides comprehensive interest rate, commodity, and currency hedging expertise to hundreds of financial institutions, real estate companies, and other institutional clients. From 1998 to 2002, Mr. Maxwell was a Manager at Ernst & Young LLP, where he specialized in audits of financial institutions and served as a derivatives and hedging subject matter expert. Mr. Maxwell was a Postgraduate Technical Assistant at the Financial Accounting Standards Board from 1997 to 1998, where he worked on the development of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Mr. Maxwell is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He received his Bachelor of Science, summa cum laude, and Masters in Accounting from Brigham Young University.

Class B Nominees

RICHARD H. DAVIDSON, 72, has been a member of the Board of Directors of Farmer Mac since June 3, 2010 and serves as chairman of the Compensation Committee and as a member of the Corporate Governance Committee and the Risk Committee. Mr. Davidson is presently serving as President of Davidson Farms, Inc. and Vice President of DSF, Inc., which consists of a grain farm, cow/calf herd, and beef cattle operation located south of Columbus, Ohio. Mr. Davidson has been operating Davidson Farms, Inc. since 1970 and, together with his son, operating DSF, Inc. since 2001. Mr. Davidson has served as a member of the AgriBank, FCB Board of Directors since March 2005. He currently serves on AgriBank's Finance Committee and its Enterprise Risk Management Committee. He also currently serves on the board of the Fayette County Charitable Foundation and was chairman of the Fayette County Planning Commission and the Fayette County Zoning Commission. Mr. Davidson has previously served on the board and as chairman of West Central Ohio Port Authority (railroad), Fayette Landmark, Inc. Co-op Supply Business, and

Fayette County Farm Bureau. He has also previously served on the board of the Columbus Production Credit Association, the Southern Ohio Farm Credit Association, Southern State Community College, Robinson Seed Company, Inc. Stock Company, Fayette County Chamber of Commerce, and Royster Clark, Inc. Stock Company (fertilizer and agricultural supply). Mr. Davidson is a graduate of The Ohio State University with a degree in Agricultural Economics.

DOUGLAS A. FELTON, 70, has been a member of the Board of Directors of Farmer Mac since May 5, 2016 and serves as a member of the Credit and Business Development Committee and the Public Policy Committee. Mr. Felton currently serves as President and owner of D&T Enterprises of Minnesota, Inc., a seed soybean and seed corn growing and harvesting operation in Minnesota that Mr. Felton has been operating since 1984. He also serves as Chief Executive Officer and owner of Doug Felton Farms, which he has operated since 1976, and participates in additional family farm operations. Mr. Felton also has served as President and Managing Partner of Great Western Industrial Park, LLC, a 250-acre light industrial park in Minnesota, since 2006 and became an owner of Kinnix Group, a blown-film plastic conversion company in Minnesota, in 2015. Mr. Felton served as a member of the AgriBank, FCB Board of Directors from 1996 until March 2016 and served as the Chairman of the Board of Directors of AgriBank from 2002 to 2004 and again from March 2014 until the end of his tenure on that board. He served as an executive member of all of its committees. He also previously served on the Board of Directors of AgStar Financial Services, ACA (or its predecessor organizations) from 1983 to 2007 and served as its Chairman six times. From 2005 to 2015, Mr. Felton served on the Board of Directors of the Farm Credit Council and also served as its Chairman. He has served on the AgriBank District Farm Credit Council since 2005. Mr. Felton is also a member of Al-Corn Clean Fuels, the National Corn Growers Association, the American Soybean Association, the Minnesota Irrigators and SE MN Irrigators Associations, the Minnesota Farm Bureau, and the American Angus Association. Mr. Felton also served in the Minnesota Army National Guard from 1967 to 1981 in the 682nd Engineering Battalion.

DOUGLAS L. FLORY, 77, has been a member of the Board of Directors of Farmer Mac since June 5, 2014 and serves as a member of the Audit Committee, the Corporate Governance Committee, and the Public Policy Committee. Mr. Flory served as one of the three members of the Farm Credit Administration Board after his appointment by President George W. Bush and confirmation by the U.S. Senate from August 2002 through December 2006, during which time he became involved with a U.S. government project to establish Farm Credit Armenia, a farm credit system in Armenia similar to the U.S. Farm Credit System. Mr. Flory continued to work on this project as a consultant from December 2006 through June 2010 and from September 2012 through December 2013. While serving on the FCA Board, Mr. Flory also served as chairman of the board of the Farm Credit System Insurance Corporation from December 2002 through December 2006. From 2008 until 2010, Mr. Flory also served as an adjunct faculty member of the Agricultural and Applied Sciences Department at the Virginia Polytechnic Institute and State University. Prior to his service on the FCA Board, Mr. Flory served as the Executive Vice President of Dominion Bank of the Shenandoah Valley, N.A., as well as the President, Chief Executive Officer, and board member of Dominion Farm Loan Corporation, a wholly-owned subsidiary of the Dominion Bank of the Shenandoah Valley, N.A. from January 1976 through December 1989. From 1989 to 1993, Mr. Flory served as the Executive Vice President and Chief Operating Officer, and on the board of directors, of WLR Foods, Inc., a publicly-traded turkey and broiler company, after which he was elected to the board of directors of AgFirst Farm Credit Bank and Farm Credit of the Virginias, ACA and served until 2002. Mr. Flory received a Bachelor of Science from the Virginia Polytechnic Institute and State University and is also a graduate of the Maryland-Virginia School of Bank Management at the University of Virginia.

THOMAS W. HILL, 67, has been a member of the Board of Directors of Farmer Mac since June 7, 2012 and serves as a member of the Credit and Business Development Committee and the Finance Committee. Mr. Hill served until November 2010 as Senior Vice President, Chief Financial and Operations Officer of Farm Credit Bank of Texas. In that role, Mr. Hill was responsible for the financial management, operations and technology, and human resources departments within the finance division of Farm Credit Bank of Texas. In addition, he managed the bank's loan pricing, interest rate risk management, financial planning, financial reporting, and accounting systems. Mr. Hill began his Farm Credit System career in 1974 in the finance and accounting department at the Federal Intermediate Credit Bank of Spokane. In 1987, he transferred to the Farm Credit System Capital Corporation to join the team that monitored the operations of distressed Farm Credit System banks. In 1988, he joined the Farm Credit Bank of Texas, where he was responsible for developing plans for implementing provisions of the Agricultural Credit Act of 1987. Mr. Hill has been a member of System Work Groups addressing the question of how to determine the adequacy of capital for Farm Credit System institutions since the introduction of capitalization regulations in the late 1980s. Within the Farm Credit System, he has also served as chairman of the Capital Adequacy Work Group and was a charter member of the Accounting Standards Work Group. Mr. Hill is a graduate of Texas A&I University (Texas A&M University - Kingsville).

DOUGLAS E. WILHELM, 67, has been a member of the Board of Directors of Farmer Mac since June 7, 2012 and serves as a member of the Credit and Business Development Committee and the Finance Committee. Mr. Wilhelm served as Chief Risk Officer for CoBank, ACB from 2001 until 2012, during which time he managed all key risk areas of CoBank, including credit risk, operational risk, asset/liability risk, market risk, and reputational risk. Prior to that, Mr. Wilhelm managed several areas within CoBank, including credit, financial planning, and capitalization functions. Mr. Wilhelm also served on CoBank's Management

Executive Committee, Asset/Liability Committee, and Country Risk Committee and was a member of CoBank's Senior Leadership Team. From 1972 to 1988, Mr. Wilhelm held various financial and accounting management functions for the Texas Bank for Cooperatives (a predecessor to CoBank) and Farm Credit Bank of Texas, including chief financial officer of the Texas Bank for Cooperatives from 1980 to 1985. He served on the board of directors of the Food Bank of the Rockies from 2007 until 2013, including as chairman from 2009 until 2011, and rejoined this board again in July 2016. He also has served on the board of directors of Ogallala Commons, a rural community non-profit organization, since February 2014 and has served as that organization's chairman of the board since February 2016. Mr. Wilhelm received his Bachelor of Science in Accounting from Texas A&M University.

Directors Appointed by the President of the United States

CHESTER J. CULVER, 51, has been a member of the Board of Directors of Farmer Mac since April 4, 2012 and serves as the chairman of the Public Policy Committee and as a member of the Audit Committee and the Risk Committee. In 2006, Gov. Culver was elected and served as Governor of the State of Iowa from 2006 until 2010. Prior to that time, Gov. Culver served as Secretary of State for the State of Iowa from 1998 to 2006. A graduate of Virginia Polytechnic Institute and State University, Gov. Culver began his career as an environmental and consumer advocate in the Iowa Attorney General's Office. After receiving his Master of Arts in Teaching at Drake University in 1994, he taught government and history in Des Moines, Iowa, where he also coached football and basketball. Gov. Culver has served the National Governors Association as Chairman of both the Governors Wind Energy Coalition and Governors Biofuels Coalition. He was elected as the Federal Liaison to the U.S. Congress by the Democratic Governors Association and served as a member of the Democratic Governors Executive Committee. Gov. Culver is the founder of the Chet Culver Group, a renewable energy and infrastructure consultancy firm.

SARA L. FAIVRE, 52, has been a member of the Board of Directors of Farmer Mac since September 30, 2010 and serves as a member of the Audit Committee, the Compensation Committee, the Credit and Business Development Committee, and the Risk Committee. In 2015, Dr. Faivre founded and is President of Sara Faivre Executive Mentoring, which provides executive coaching and leadership development consulting to emerging technology, biotechnology, and agricultural firms. Dr. Faivre also co-owns and is an advisory partner of Wild Type Ranch along with her husband, Ralph Mitchell. She has operated Wild Type Ranch since 2005. Dr. Faivre co-founded GenomicFX, a livestock genomics company, and served as Vice President of Bioinformatics and Vice President of Swine Business Development from 2000 to 2001. In 2001, she co-founded ViaGen, Inc., a livestock genetic improvement company, where she served in several capacities, including President, from 2001 to 2006. Dr. Faivre has held research positions as a staff scientist with the United States Department of Agriculture on the Bovine Genome Project and with the University of Iowa on the Human Genome Project. Her academic career also includes faculty appointments at the University of Illinois and Texas A&M University. Dr. Faivre is also a board leadership fellow in the National Association of Corporate Directors where she focuses on training in compensation, cyber security, and risk and serves on the advisory board for the Austin chapter of this association. Dr. Faivre graduated with honors from Iowa State University with a Bachelor of Science in Agricultural Business and Animal Science in 1986, and she earned her Ph.D. in Genetics from Texas A&M in 1991.

LOWELL L. JUNKINS, 73, has been a member of the Board of Directors of Farmer Mac since June 13, 1996, and Chairman of the Board since September 30, 2010. He previously served as Vice Chairman of the Board from December 5, 2002 to September 30, 2010 and Acting Chairman of the Board from September 15, 2008 to September 30, 2010. Mr. Junkins serves as chairman of the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee. He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on June 3, 2003 and on September 30, 2010. Mr. Junkins has worked as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa since 1987. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972. From 1974 through 1985, Mr. Junkins served as an Iowa State Senator, including as minority leader and majority leader from 1981 to 1985.

BRUCE J. SHERRICK, 53, has been a member of the Board of Directors of Farmer Mac since April 3, 2012 and serves as a member of the Audit Committee, Credit and Business Development Committee, and the Finance Committee. Dr. Sherrick has held the Marjorie and Jerry Fruin Professorship since 2013 and has served as the Director of the TIAA Center for Farmland Research in the Department of Agricultural and Consumer Economics since 2014 at the University of Illinois. Dr. Sherrick teaches undergraduate and graduate courses in applied finance and financial modeling, and has experience in credit risk assessment, credit evaluation, farmland valuation, capital modeling, crop insurance, and development of computerized decision aids. He also has taught banking seminars and Basel-related sessions to international banking audiences and has developed and supported risk-based capital stress tests. Dr. Sherrick earned his Ph.D. from The Ohio State University with subject matter fields in Finance and Marketing. Dr. Sherrick is also currently managing partner of integrated Financial Analytics & Research (iFAR), a consulting firm that specializes in credit risk assessment and modeling of agricultural finance institutions.

MYLES J. WATTS, 66, has been a member of the Board of Directors of Farmer Mac since September 30, 2010 and serves as Vice Chairman of the Board, chairman of the Risk Committee, and as a member of the Public Policy Committee and the Corporate Governance Committee. Dr. Watts is a professor emeritus in the Department of Agricultural Economics and Economics at Montana State University, where he has been a member of the faculty since 1978 and previously served as the head of the Department for 17 years, and currently also serves as an actuary for Watts and Associates, Inc. He has also served in various editorial capacities for the Journal of Agricultural and Resource Economics and has advised many governments and private organizations, including large international reinsurance companies, on an array of financial issues, mostly focusing on agricultural insurance. He was one of the primary organizers of the International Institute for Agricultural Risk Management and currently serves as a board member or in other leadership positions for a variety of nonprofit economic education groups. He has substantial experience with large reinsurance companies in various capacities. Dr. Watts received his Ph.D. from the University of Nebraska in 1978.

In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational, and religious organizations.

Qualifications, Attributes, Skills, and Experience To Be Represented on the Board

The Corporate Governance Committee has identified particular qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole in light of Farmer Mac's current needs and business priorities. Farmer Mac's business is focused primarily on agricultural, agribusiness, and rural utilities lending. Therefore, the Corporate Governance Committee believes that the Board should include some directors who possess knowledge of the underlying industries, as well as experience in marketing and lending. Messrs. Brack, Everson, Felton, Flory, Hill, and Wilhelm bring to the Board the necessary lending expertise; Dr. Faivre and Mr. Everson bring to the Board appropriate marketing experience; and Dr. Faivre and Messrs. Davidson, Felton, and Junkins bring to the Board direct experience in agriculture.

Farmer Mac's business also involves complicated financial transactions and complex accounting issues. Therefore, the Corporate Governance Committee believes that the Board should include some directors with a high level of financial literacy or accounting training or experience. Messrs. Brack, Davidson, Engebretsen, Flory, Hill, Johnson, Maxwell, and Wilhelm and Drs. Sherrick and Watts bring to the Board that high level of financial literacy or accounting training or experience.

As a Congressionally chartered, highly regulated, government-sponsored enterprise, Farmer Mac is required to comply with a variety of regulatory and statutory requirements and be aware of developments in the political arena. Therefore, the Corporate Governance Committee believes that governmental or political expertise should be represented on the Board. That governmental or political experience is brought to the Board by Drs. Faivre, Sherrick, and Watts and Messrs. Culver and Junkins, all five of whom were appointed to the Board by the President of the United States and confirmed by the Senate, as well as by Mr. Flory, who served on the Farm Credit Administration Board for four years.

The fact that a director is not named in the discussion of a particular attribute does not mean that the director does not possess that qualification or skill, but rather that it is not a specific area of focus or expertise on which the Board currently relies.

Compensation of Directors

The directors of Farmer Mac are required to spend a considerable amount of time preparing for, as well as participating in, Board and committee meetings. In addition, they are often called upon for their counsel between meeting dates. In November 2015, the Board approved the same level of annual director compensation for 2016 as had been in effect for 2015:

•	$58,400 base annual cash retainer payable to each director.

•	$50,000 targeted value for the annual equity award granted to each director.

•	Incremental annual cash retainers payable to the following individuals:

◦	$40,000 to the Chairman of the Board, bringing his total annual cash retainer to $98,400 based on the annual retainer paid to all directors;

◦	$20,000 to the Vice Chairman of the Board, bringing his total annual cash retainer to $78,400 based on the annual retainer paid to all directors;

◦	$12,000 to the Chairman of the Audit Committee, bringing his total annual cash retainer to $70,400 based on the annual retainer paid to all directors; and

◦	$6,500 to the Chairman of the Compensation Committee, bringing his total annual cash retainer to $64,900 based on the annual retainer paid to all directors.

In November 2016, the Board approved the same level of director compensation for 2017 as had been in effect for 2016 in the form of base annual cash retainer ($58,400) and targeted value of annual equity award ($50,000). At that time, the Board also decided to maintain the levels of the incremental annual cash retainers payable to the Chairman of the Board ($40,000), Vice Chairman of the Board ($20,000), and Chairman of the Audit Committee ($12,000) for 2017 but approved an increase to the incremental annual cash retainer payable to the Chairman of the Compensation Committee from $6,500 to $10,000, effective January 1, 2017. The Board also established new incremental annual cash retainers payable starting in 2017 to the Chairman of the Risk Committee ($10,000) and the Chairman of the Corporate Governance Committee ($12,000). However, no director who serves as chairman of any of the four committees designated to receive an incremental annual cash retainer will be entitled to receive it if that director is already receiving the incremental annual cash retainer payable to the Chairman of the Board or the Vice Chairman of the Board. Because the Chairman of the Corporate Governance Committee currently also serves as the Chairman of the Board and the Chairman of the Risk Committee currently also serves as the Vice Chairman of the Board, the incremental retainers that would be payable to the chairmen of those two committees are not currently paid.

The aggregate amount of cash compensation (including payments in lieu of dividends paid on vested restricted stock) received by all persons who served on the Board of Directors in 2016 was approximately $972,000. In addition to the cash compensation, Farmer Mac also reimburses directors for expenses incurred in performing their duties as directors and pays for continuing education related to their service as directors on the Board. In lieu of all or a portion of their cash retainers, directors may elect to receive shares of Class C Non-Voting Common Stock on a quarterly basis based on the fair market value on the date of acquisition.

On March 15, 2016 and March 14, 2017, each sitting Board member was granted 1,575 shares and 869 shares, respectively, of restricted Class C Non-Voting Common Stock under Farmer Mac's 2008 Omnibus Incentive Compensation Plan. The number of shares granted was calculated in accordance with the Board's policy on equity compensation grants using a targeted value of $50,000 per year to be delivered to each sitting director and an average stock price over the previous 30 calendar days ending on the date that was seven calendar days prior to the Compensation Committee meeting at which the grants were approved. Based on the stock price at the time of the grant, the actual value on the date of the grant was approximately $56,000 to each sitting director for the stock granted in March 2016 and approximately $53,000 to each sitting director for the stock granted in March 2017. On May 5, 2016, the date on which Mr. Felton was elected to the Board for the first time, he received a grant of 1,175 shares of restricted Class C Non-Voting Common Stock under Farmer Mac's 2008 Omnibus Incentive Compensation Plan with a fair value on the date of grant equal to approximately $49,000. All of the shares of restricted stock granted to each director in 2016 vested on March 31, 2017 other than the shares granted to Mr. McElroy. On May 5, 2016, the date of Mr. McElroy's retirement from the Board, he vested in 215 of the 1,575 shares of Class C Non-Voting Common Stock granted to him in March 2016 and the remaining shares granted to him were forfeited. All of the shares of restricted stock granted to each director in 2017 will vest on March 31, 2018 if the director is serving on the Board on that date.

The following table sets forth the compensation awarded during 2016 to each person who served on the Board during 2016:

Name	Fees Earned or Paid in Cash[1]	Restricted Stock Awards [2]	All Other Compensation[3]	Total
Dennis Brack	$70,400	$56,306	$1,143	$127,849
Chester Culver	58,400	56,306	1,143	115,849
Richard Davidson	64,900	56,306	1,143	122,349
James Engebretsen	58,400	56,306	1,143	115,849
Dennis Everson	58,400	56,306	1,143	115,849
Sara Faivre	58,400	56,306	1,143	115,849
Douglas Felton[4]	38,345	48,927	—	87,272
Douglas Flory	58,400	56,306	1,143	115,849
Thomas Hill	58,400	56,306	1,143	115,849
Mitchell Johnson	58,400	56,306	1,143	115,849
Lowell Junkins	98,400	56,306	1,143	155,849
Clark Maxwell	58,400	56,306	1,143	115,849
James McElroy[4]	20,055	56,306	1,143	77,504
Bruce Sherrick	58,400	56,306	1,143	115,849
Myles Watts	78,400	56,306	1,143	135,849
Douglas Wilhelm	58,400	56,306	1,143	115,849

1 Includes amounts that the following directors earned during 2016 and voluntarily used to purchase, at market value, newly issued Class C Non-Voting Common Stock in lieu of receiving some or all of their retainers in cash: Mr. Everson ($7,640), Mr. Junkins ($4,853), Dr. Sherrick ($679), and Mr. Maxwell ($42,218). The amount of shares of Class C Non-Voting Common Stock received by these directors was based on the closing price of the Class C Non-Voting Common Stock, as reported by the NYSE, on the last business day of each quarter from March 31, 2016 to December 31, 2016.

2 The grant date fair value of each share of restricted stock awarded to all sitting members of the Board on March 15, 2016 was $35.75, which was the closing price of the Class C Non-Voting Common Stock on that date as reported by the NYSE. Upon his retirement from the Board of Directors on May 5, 2016, Mr. McElroy received 215 shares valued at $8,953 based on a price of $41.64, which was the closing price of the Class C Non-Voting Common Stock on that date as reported by the NYSE, and forfeited the remaining restricted shares awarded to him on March 15, 2016. Restricted stock awarded to Mr. Felton upon his election to the Board on May 5, 2016 was granted at the fair value of $41.64 per share, which was the closing price of the Class C Non-Voting Common Stock on that date as reported by the NYSE.

3 The amount received by each director during 2016 in the category "All Other Compensation" consists of the payment of cash in lieu of dividends that would have been paid on restricted stock that was granted in April 2015 and that vested on March 31, 2016. Mr. Felton did not receive this payment because he did not serve on the Board of Directors during 2015.

4 Mr. McElroy retired from the Board of Directors effective May 5, 2016. Mr. Felton was elected to the Board of Directors during the Annual Meeting of Stockholders held on May 5, 2016.

STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

Directors and Named Executive Officers

As of March 17, 2017, the sitting members of the Board of Directors and named executive officers of Farmer Mac listed in the table below may be deemed to be "beneficial owners" of the indicated number of equity securities of Farmer Mac, as defined by the rules of the SEC. Farmer Mac's Voting Common Stock may be held only by banks, insurance companies, and financial institutions and Farm Credit System institutions, and may not be held by individuals. Accordingly, no director or named executive officer owns, directly or indirectly, any shares of any class of Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not be beneficial owners (through affiliation) of Voting Common Stock. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5% or more of the Voting Common Stock, see "—Principal Holders of Voting Common Stock."

	Voting Common Stock		Non-Voting Common Stock[1]
	Class A or Class B	Percent of Class	Class C	Percent of Class
Timothy L. Buzby	—	—	130,035	1.44%
R. Dale Lynch	—	—	41,661	*
John C. Covington			9,771	*
Stephen P. Mullery	—	—	36,224	*
Dennis L. Brack	—	—	8,509	*
Chester J. Culver	—	—	1,929	*
Richard H. Davidson	—	—	8,790	*
James R. Engebretsen	—	—	9,759	*
Dennis A. Everson	—	—	1,624	*
Sara L. Faivre	—	—	3,922	*
Douglas A. Felton	—	—	1,175	*
Douglas L. Flory	—	—	4,455	*
Thomas W. Hill	—	—	3,599	*
Mitchell A. Johnson	—	—	12,575	*
Lowell L. Junkins	—	—	5,899	*
Clark B. Maxwell	—	—	25,948	*
Bruce J. Sherrick	—	—	9,822	*
Myles J. Watts	—	—	13,779	*
Douglas E. Wilhelm	—	—	8,699	*
All directors and current executive officers as a group (19 persons)	—	—	338,175	3.75%

* Less than 1%.

1 Does not include shares of restricted stock previously granted but scheduled to vest after May 16, 2017. Includes shares of Class C Non-Voting Common Stock underlying SARs that may be acquired within 60 days through the exercise of vested stock appreciation rights (SARs) as follows: Mr. Buzby, 105,655 shares; Mr. Lynch, 30,016 shares; Mr. Covington, 6,102 shares; and Mr. Mullery, 27,440 shares. Because each SAR represents the right to receive, upon exercise, an amount equal to the excess, if any, of the fair market value of a share of Farmer Mac’s Class C Non-Voting Common Stock on the date of exercise over the grant price, the actual number of shares of Class C Non-Voting Common Stock that will be received by each person upon exercise of SARs cannot be determined at this time. Therefore, the number of shares of Class C Non-Voting Common Stock beneficially owned by each named executive officer reflected in the table above related to SARs is higher than the number of shares of Class C Non-Voting Common Stock that each named executive officer will actually receive upon exercise of any vested SARs.

Principal Holders of Voting Common Stock

To Farmer Mac's knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either 5% or more of the outstanding shares of Farmer Mac's Class A Voting Common Stock or Class B Voting Common Stock, and/or 5% or more of the total number of outstanding shares of Farmer Mac's Voting Common Stock (both Class A and Class B).

Name and Address	Number of Shares Beneficially Owned	Percent of Total Voting Shares Outstanding	Percent of Total Shares Held By Class
AgFirst Farm Credit Bank P.O Box 1499 Columbia, SC 29202	84,024 shares of Class B Voting Common Stock	5.49%	16.79%
AgriBank, FCB[1] 30 E. 7th Street, Suite 1600 St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%
CoBank, ACB[2] 5500 S. Quebec Street Greenwood Village, CO 80111	163,253 shares of Class B Voting Common Stock	10.66%	32.63%
Farm Credit Bank of Texas[3] P.O. Box 202590 Austin, TX 78720-2590	38,503 shares of Class B Voting Common Stock	2.52%	7.70%
National Rural Utilities Cooperative Finance Corporation 20701 Cooperative Way Dulles, VA 20166	81,500 shares of Class A Voting Common Stock	5.32%	7.91%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	53,793 shares of Class A Voting Common Stock	3.51%	5.22%
Zions First National Bank One South Main Street Salt Lake City, UT 84133	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

1 Richard H. Davidson is a member of the board of directors of AgriBank, FCB, and is a current member of Farmer Mac's Board of Directors and a Class B Nominee. Mr. Davidson does not have beneficial ownership of shares held by AgriBank, FCB.

2 Including its affiliate, CoBank, FCB. Douglas E. Wilhelm served as Chief Risk Officer for CoBank, ACB from 2001 until 2012 and currently is a party to a services agreement with CoBank under which he serves as an employee of CoBank. Mr. Wilhelm is a current member of Farmer Mac's Board of Directors and a Class B Nominee. Mr. Wilhelm does not have beneficial ownership of shares held by CoBank, ACB or its affiliates.

3 Thomas W. Hill served until November 2010 as Senior Vice President, Chief Financial and Operations Officer of Farm Credit Bank of Texas (FCBT) and currently is a party to a services agreement with FCBT under which he serves as an employee of FCBT. Mr. Hill is a current member of Farmer Mac's Board of Directors and a Class B Nominee. Mr. Hill does not have beneficial ownership of shares held by FCBT.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held by them with Farmer Mac, and the officers' experience prior to joining Farmer Mac.

Name	Age	Farmer Mac Positions Held and Professional Experience

Timothy L. Buzby	48
President and Chief Executive Officer. Mr. Buzby was appointed to serve as Chief Executive Officer on October 3, 2012. Prior to October 2012, Mr. Buzby was Farmer Mac's Senior Vice President – Chief Financial Officer beginning April 2009 and Treasurer beginning October 2009. Prior to April 2009, Mr. Buzby was Vice President – Controller of Farmer Mac from June 2003 through April 2009 and Acting Treasurer from October 2008 through April 2009. Mr. Buzby graduated from James Madison University with a Bachelor of Business Administration in Accounting in 1991, earned his Certified Public Accountant license, and began his career as an auditor and financial services consultant with KPMG.  After leaving KPMG in 1997, Mr. Buzby served as the Chief Financial Officer for two regional residential mortgage companies prior to joining Farmer Mac.

R. Dale Lynch	50
Executive Vice President – Chief Financial Officer and Treasurer. Mr. Lynch was appointed to serve as Chief Financial Officer and Treasurer effective February 6, 2013. Mr. Lynch was promoted to Executive Vice President from Senior Vice President on February 3, 2015. Prior to his appointment as Farmer Mac's Chief Financial Officer, Mr. Lynch served as Vice President of Finance at U.S. Silica Holdings, Inc. from 2011 to 2012. Prior to that, he served as Executive Vice President of Finance of Allied Capital Corporation from 2004 to 2010. From 1989 to 2004, Mr. Lynch held various investment banking and analyst positions with Lehman Brothers, Deutsche Bank, and Merrill Lynch.

John C. Covington	61
Senior Vice President – Agricultural Finance. Mr. Covington was appointed to serve as Senior Vice President – Agricultural Finance effective January 26, 2015. Prior to joining Farmer Mac, Mr. Covington served as the Managing Director for the Ag and Rural Banking division at Bank of the West, where he was responsible for managing the growth and performance of Bank of the West’s regional agricultural loan portfolio. Prior to joining Bank of the West in 2006, Mr. Covington worked in various loan production and management roles in the Farm Credit System and as a credit administrator at Rabobank, N.A. Since 1984, Mr. Covington has served as an adjunct faculty member in the Department of Agricultural Economics and Craig School of Business at California State University. Mr. Covington earned a Bachelor of Science degree in Finance from the University of Southern California and a Master's degree in Agribusiness from Santa Clara University. Mr. Covington served as the past Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association and serves as the current Chairman of the Risk Management Association's Agriculture & Agribusiness Credit & Risk Management Round Table.

Stephen P. Mullery	50
Senior Vice President – General Counsel and Secretary. Mr. Mullery was appointed to serve as Senior Vice President – General Counsel and Secretary on June 8, 2012. Prior to that appointment, he served as Farmer Mac's Assistant General Counsel starting in 2000 and then Deputy General Counsel starting in 2009. From 1995 to 2000, Mr. Mullery was an associate in the Washington, D.C. office of the law firm Cadwalader, Wickersham & Taft, where he focused on matters involving securitization, corporate finance, commercial real estate, and GSE regulation. Mr. Mullery received his undergraduate degree from Harvard College and graduated summa cum laude from Notre Dame Law School.

EXECUTIVE COMPENSATION GOVERNANCE

Introduction

The Compensation Committee of Farmer Mac's Board of Directors (the "Compensation Committee") determines the salaries, incentive compensation, and other compensation of Farmer Mac's directors and executive officers, subject to ratification by the Board of Directors in the case of compensation for directors. The members of the Compensation Committee who determined the 2016 compensation of Farmer Mac's directors and executive officers are Dr. Faivre and Messrs. Davidson, Everson, Johnson, Junkins, and Maxwell. Mr. Davidson has served as chairman of the Compensation Committee since June 7, 2012. No member of Farmer Mac's Compensation Committee is or has been an officer or employee of Farmer Mac. As described in more detail in "Corporate Governance Matters—Director Independence," the Board has affirmatively determined that all members of the Compensation Committee are "independent" under:

•	Farmer Mac's Corporate Governance Guidelines, which prescribe independence criteria that meet or exceed all general standards for director independence under applicable SEC and NYSE rules; and

•	the additional independence criteria prescribed by NYSE rules specifically for directors who serve on the Compensation Committee.

During 2016, the Compensation Committee reviewed and recommended approval of a revised Compensation Committee Charter, which was approved by the full Board on August 3, 2016. The complete text of the Compensation Committee Charter, which reflects standards set forth in SEC and NYSE rules, is available on Farmer Mac's website (www.farmermac.com) in the "Corporate Governance" portion of the "Investors" section. A print copy of the Compensation Committee Charter is available free of charge upon written request addressed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Compensation Committee determines and approves the total levels of compensation of all named executive officers (either as a committee or together with the other independent directors on the Board for the CEO's compensation) after evaluating current market compensation levels for comparable positions and assessing each officer's performance during the previous calendar year, including through discussions with the Chief Executive Officer in evaluating all other named executive officers. Neither the Chief Executive Officer nor any other named executive officer is present during deliberations on his compensation by the Compensation Committee or the Board. The Compensation Committee, after consultation with the Corporate Governance Committee, recommends to the Board of Directors the total levels of compensation to be awarded to Farmer Mac's directors. The Compensation Committee does not delegate any of its authority to other persons.

The Compensation Committee engaged Pay Governance LLC ("Pay Governance") to serve as its independent compensation consultant for 2016. Pay Governance is accountable to and reports directly to the Compensation Committee. The Compensation Committee asked Pay Governance to provide market data on executive and director compensation and information regarding compensation trends. The Compensation Committee met with Pay Governance during 2016 both in general committee session and in executive session without management present. The chairman of the Compensation Committee also held discussions with Pay Governance with the consent of the other Compensation Committee members.

Overview of Farmer Mac's Executive Compensation Practices

Farmer Mac's executive compensation program is designed to be consistent with good governance practices and is based on our philosophy that:

•	pay should be aligned with our business objectives, effective risk management, and stockholder interests; and

•	incentive compensation should be based on company and individual performance without encouraging undue risk-taking.

Under the oversight of our Compensation Committee from design to payout, our executive compensation program is based on a pay-for-performance approach (both short-term and long-term), as well as on executive retention. Our executive compensation program has the following key features consistent with sound governance:

•	Our short- and long-term incentive compensation is based upon balanced frameworks of metrics that are aligned with our mission and support the safety and soundness of Farmer Mac.

•
Over the last several years, we adjusted our executive compensation program to provide for more fixed compensation and less leverage, as evidenced by a higher percentage of total compensation in the form of base salary and cash bonus and fewer grants of stock appreciation rights ("SARs") as part of a smaller targeted value of equity grants overall for each executive officer. During that time, we shifted our long-term incentive compensation to a more conservative, balanced mix of SARs, shares of performance-based restricted stock, and shares of time-based restricted stock, placing less emphasis on SARs in the mix of long-term incentive compensation.

•
Although the targeted value of equity grants now comprises a smaller percentage of the targeted value of overall compensation for our executive officers, we continue to use equity grants to remain competitive with our market for executive talent.

•	A significant amount of the long-term incentive compensation we award is contingent on long-term performance through our grants of SARs and shares of performance-based restricted stock.

•
Incentive awards under our performance-based cash and equity plans are subject to caps and specific performance minimums. The shares of performance-based restricted stock we grant are capped at the number of shares of restricted stock representing the targeted value at the time of grant and may not be increased by exceeding the established performance metrics.

•
We do not provide our executive officers with any pension or supplemental executive retirement plans ("SERPs") that include an enhanced contribution formula compared to the formula used for contributions made by Farmer Mac on behalf of other employees. Through the end of 2016, all of the executive officers participated in our defined contribution qualified retirement plan on the same terms available to all other employees. Starting in May 2017, all of the executive officers will participate in an additional "make-whole" or "restoration" nonqualified deferred compensation plan described in "Compensation Discussion and Analysis—Total Compensation Elements—Retirement Plans."

•	We have an employment agreement with our CEO that is a fixed term contract.

•	We provide conservative severance provisions to the executive officers, and we do not provide any additional benefits upon a change-in-control (no "golden parachutes").

•
We do not provide perquisites to our executive officers such as club memberships, company cars, or car allowances. We offer limited perquisites to executive officers above and beyond benefits provided to all other employees, such as paid parking and supplemental disability and life insurance, and, in limited circumstances, use of a corporate apartment during an executive officer's relocation process.

•	Our insider trading policy prohibits any director or employee from engaging in hedging and pledging activities in Farmer Mac securities.

•	We evaluate our executive compensation program regularly to ensure that it does not create incentives for employees to take material risks.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") discusses our executive compensation program, primarily as it relates to our Chief Executive Officer, Chief Financial Officer, and our two other most highly compensated executive officers (the "named executive officers") whose compensation was determined by the Compensation Committee during 2016:

•	Timothy L. Buzby, President and Chief Executive Officer;

•	R. Dale Lynch, Executive Vice President – Chief Financial Officer and Treasurer;

•	John C. Covington, Senior Vice President – Agricultural Finance; and

•	Stephen P. Mullery, Senior Vice President – General Counsel and Secretary.

These four individuals were the only people who served as executive officers of Farmer Mac during 2016.

General Compensation Goals and Pay Elements

The Board of Directors, through the Compensation Committee, has adopted a total compensation philosophy for Farmer Mac. Farmer Mac's total compensation philosophy is designed to maintain a compensation program that fosters a performance-

oriented, results-based culture where compensation varies based on the business results achieved and is properly aligned with an acceptable risk profile, effective risk management, and stockholder returns. At the 2016 Annual Meeting of Stockholders to approve the compensation of Farmer Mac's named executive officers disclosed in Farmer Mac's 2016 Proxy Statement, approximately 99% of the votes cast by Farmer Mac's stockholders (excluding broker non-votes and abstentions) were voted in support of the compensation of the named executive officers. The Board considered the results of this advisory vote and determined that Farmer Mac's compensation policies and decisions should continue to be focused on emphasizing the aforementioned total compensation philosophy. Specifically, Farmer Mac's compensation program is designed to:

•	attract, retain, and reward employees with the skills required to accomplish Farmer Mac's business objectives;

•	provide accountability and incentives for achievement of those objectives;

•	pay for performance by linking a significant amount of compensation to increased stockholder value and the attainment of established corporate performance goals;

•	properly balance Farmer Mac's risk profile with both annual and long-term incentives; and

•	be integrated with Farmer Mac's business processes, including business planning, performance management, succession planning, and risk management.

Farmer Mac's total compensation philosophy seeks to achieve the appropriate balance among market-based salaries, variable incentive compensation, and benefits collectively designed to motivate the named executive officers to achieve Farmer Mac's current and long-term business objectives and thereby enhance long-term stockholder value. This philosophy also seeks to encourage effective risk management and prudent risk-taking within Board-established parameters with the proper balance between short-term and long-term business performance. Farmer Mac strives to deliver a significant portion of total compensation for executive officers through both short-term and long-term incentives that vary with actual business and personal performance.

Peer Groups, Market Posture, and Compensation Philosophy

Farmer Mac is a federally chartered corporation created to establish a secondary market for agricultural and rural housing mortgages and rural utilities loans designed to:

•	increase the availability of credit for agricultural producers and rural utilities;

•	provide greater liquidity and lending capacity for agricultural and rural lenders; and

•	facilitate intermediate- and long-term agricultural and rural funding across business cycles.

Farmer Mac is unique because it is a government-sponsored enterprise that is regulated by the Farm Credit Administration, but is also a publicly-traded financial services institution. Therefore, it is difficult to identify "peer" companies for comparison purposes. However, the Compensation Committee has worked with Pay Governance to identify a blend of comparably-sized publicly-traded financial services institutions and mission-focused cooperative financial institutions (including some other government-sponsored enterprises) whose business and risk profiles are aligned with Farmer Mac's. The result is a peer group that includes regional banks, Farm Credit System institutions, Federal Home Loan Banks, and other financially-oriented cooperatives.

The Compensation Committee uses the peer group to assess competitive practices. This peer group was selected based on criteria approved by the Compensation Committee and is designed to align the peer group with the unique attributes of Farmer Mac. As a result, the peer group has representation from relevant talent competitors such as mortgage and thrift institutions, financial entities with a significant agricultural focus, Farm Credit System institutions, and other government-sponsored enterprises. In addition, the peer group includes organizations with significant mortgage operations and that are close in asset size to Farmer Mac. The peer group used by the Compensation Committee for determining the competitive market for 2016 executive compensation decisions consisted of:

•	AgFirst Farm Credit Bank

•	AgriBank Farm Credit Bank

•	BancorpSouth, Inc.

•	CVB Financial Corp.

•	Farm Credit East

•	Federal Farm Credit Funding Corp.

•	Federal Home Loan Bank Office of Finance

•	Federal Home Loan Bank of Boston

•	Federal Home Loan Bank of Dallas

•	Federal Home Loan Bank of Pittsburgh

•	First Financial Bancorp.

•	First Midwest Bancorp Inc.

•	Flushing Financial Corp.

•	F.N.B. Corporation

•	Fulton Financial Corporation

•	Investors Bancorp

•	National Rural Utilities Cooperative Finance Corporation

•	NBT Bancorp

•	Northwest Bancshares, Inc.

•	Old National Bancorp

•	Provident Financial Services, Inc.

•	TFS Financial

•	UMB Financial Corporation

•	Washington Federal

The Compensation Committee believes that this peer group of 24 organizations is relevant to Farmer Mac in terms of business and organizational focus and of sufficient size to buffer against the effects of removals due to acquisitions and mergers. The Compensation Committee evaluated the peer group in August 2016 as part of its annual review and decided to replace AgriBank Farm Credit Bank and Farm Credit East with MB Financial Inc. and Trustmark Corporation in the peer group in connection with executive compensation decisions for 2017.

The Compensation Committee believes that the peer group remains a useful tool to assist the Compensation Committee in assessing Farmer Mac's executive compensation program. However, due to the uniqueness of Farmer Mac's business model and the importance of multiple factors that should be considered in making compensation decisions, the Compensation Committee has also concluded that competitive market data from the peer group should not be the primary consideration in determining specific pay levels. Our compensation program is designed to reward individuals for achieving our goals and to attract, retain, and motivate our executive team, whose skills are critical to the current and long-term success of Farmer Mac. In establishing compensation for 2016, the Compensation Committee examined pay data from the peer group to stay current with market pay practices and design trends and to assess the competitiveness of overall compensation, but the Committee did not rely solely on this data. We use data from the peer group for reference and informational purposes but also consider factors such as our executive officers' individual performance, experience, and scope of role given the uniqueness of our strategy and mission. We do not specifically weight any of these criteria in making compensation decisions, nor do we target a specific percentile of the peer group. We manage total compensation to be competitive and vary the specific components of compensation to achieve our total compensation philosophy. For each named executive officer other than the Chief Executive Officer, the Compensation Committee considered recommendations of the Chief Executive Officer in addition to the above-described factors.

The performance measures under the short-term incentive plan are established each year in an effort to balance business volume and earnings growth with prudent risk management objectives. For 2016, the Compensation Committee established four performance measures to quantify these objectives:

•	Net Program Volume;

•	Earnings;

•	Ratio of Substandard Assets to Regulatory Capital; and

•	Net Charge-offs.
The Compensation Committee has also included a discretionary "Leadership and Strategic Performance" measure for each named executive officer, which is discussed in further detail on pages 27-28.

For purposes of determining whether the targets are met, the Compensation Committee defines the performance measures as follows:

•
"Net Program Volume": aggregate amount of Farmer Mac's on- and off-balance sheet assets attributable to Farmer Mac's four lines of business (Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit).

•
"Earnings": core earnings (a non-GAAP financial measure reported by Farmer Mac described below) excluding the after-tax effects of provisions for losses, gains or losses on fair value, or sale of real estate owned ("REO") property.

•	"Substandard Assets" and "Regulatory Capital": as reported in Farmer Mac's Annual Report on Form 10-K as of December 31, but excluding REO property.

•	"Net Charge-offs": net charge-offs against the allowance for losses and losses on REO property.

Core earnings principally differs from GAAP net income by excluding the after-tax effects of the following: unrealized gains or losses on financial derivatives and hedging activities; unrealized gains or losses on trading assets; amortization of premiums or discounts and deferred gains on assets consolidated at fair value; net effects of settlements on agency forward contracts; and the lower of cost or fair value adjustment on loans held for sale. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. The Compensation Committee believes that core earnings is a better measure than GAAP net income to evaluate the accomplishment of Farmer Mac's mission because GAAP net income can be affected significantly by market fluctuations that are not related to Farmer Mac's mission.

The Compensation Committee measures achievement against each of these performance measures as of year-end. Each performance measure is weighted based on the Compensation Committee's expectations, and the Compensation Committee establishes thresholds within each performance measure to determine the actual levels of attainment necessary for payout. Although it is always a challenge to narrow down to a small number of measures, the Compensation Committee chose these measures because they most closely represent the business goals established by the Board and management for each year and balance the need for business volume growth, earnings, disciplined underwriting, and continued financial stability with the enhancement of stockholder value.

For long-term incentive compensation for executive officers, the Compensation Committee awards grants of equity-based compensation in the form of SARs, shares of performance-based restricted stock, and shares of time-based restricted stock. All grants of equity-based compensation are required to comply with a policy approved by Farmer Mac's Board of Directors and designed to create a framework for a consistent process for granting equity-based awards that prevents the backdating of awards, prohibits the manipulation of the timing of the public release of material information or of an award with the intent to benefit an award recipient, and ensures the overall integrity and efficiency of Farmer Mac’s award process. Under this policy, for grants of equity-based compensation awards in the form of shares of restricted stock, the number of shares of restricted stock awarded is based on a target long-term incentive value approved by the Compensation Committee for the individual divided by the average closing price of Farmer Mac’s Class C Non-Voting Common Stock over the previous 30 calendar days ending seven calendar days before the date of grant. For grants of equity-based compensation awards in the form of SARs, the number of SARs awarded is based on a target long-term incentive value approved by the Compensation Committee for the individual divided by the Black-Scholes value ending seven calendar days before the date of grant based on assumptions consistent with the assumptions used by Farmer Mac for determining stock-based compensation expense under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. The Board policy requires the exercise price or grant price of any SAR to be the fair value of Farmer Mac’s Class C Non-Voting Common Stock on the date of grant, which is defined as the closing price of such stock on the NYSE on the grant date.

Grants of equity-based compensation are generally made to our named executive officers on an annual basis shortly after the filing of Farmer Mac's Annual Report on Form 10-K with the SEC. Awards to executive officers may also be made in special circumstances such as the commencement of employment, promotion, or assumption of additional duties. For the annual grants made to all four named executive officers in March 2016:

•	50% of the applicable targeted value for long-term incentive compensation was granted in the form of shares of time-based restricted stock;

•	25% of the applicable targeted value for long-term incentive compensation was granted in the form of shares of performance-based restricted stock; and

•	25% of the applicable targeted value for long-term incentive compensation was granted in the form of SARs.

The shares of time-based restricted stock granted in March 2016 vest in three equal annual installments, the first of which vested on March 31, 2017, and the second and third of which will vest on March 31, 2018 and March 31, 2019, respectively. The shares of performance-based restricted stock granted in March 2016 have been linked to Farmer Mac's performance so that they only vest at the end of approximately three years if Farmer Mac achieves specified long-term performance goals focused on capital adequacy and credit quality. The Compensation Committee established the long-term incentive performance goals to reward certain achievements directly related to Farmer Mac's safety and soundness such as the enhancement of Farmer Mac's capital position and the maintenance of Farmer Mac's strong asset quality.

The specific vesting targets established for the March 2016 grants of shares of performance-based restricted stock are:

•
50% of the shares of restricted stock will vest on March 31, 2019 if the Compensation Committee determines that Farmer Mac maintained compliance with all applicable regulatory capital requirements between January 1, 2016 and December 31, 2018, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Board’s subjective measurement of Farmer Mac’s capital adequacy over that three-year period; and

•	50% of the shares of restricted stock will vest on March 31, 2019 if the Compensation Committee determines that Farmer Mac achieved:

◦
an annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2016 and ending on December 31, 2018; and

◦
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2016 and ending on December 31, 2018.

For purposes of performing these calculations, “net charge-offs” is defined as charge-offs to Farmer Mac’s allowance for losses net of actual recoveries plus any writedowns on REO properties and any gains or losses realized upon disposition of REO properties, and average balances are determined by calculating a simple average of reported balances as of the end of each calendar quarter.

The SARs granted in March 2016 vest in three equal annual installments, the first of which vested on March 31, 2017, and the second and third of which will vest on March 31, 2018 and March 31, 2019, respectively. Although the Compensation Committee has decreased the emphasis on SARs in recent years consistent with competitive practices in Farmer Mac's peer group and the broader financial services industry, the Compensation Committee continues to believe that the grants of SARs provide a valuable way to link the executives' long-term incentive compensation to the interests of Farmer Mac's stockholders. SARs only have realizable value to the extent that the stockholders have received an increase in value over the period that the SARs are outstanding.

Total Compensation Elements

The total compensation package for named executive officers consists of the following elements, provided with a view towards offering a balanced compensation package:

•	base salary;

•	annual (short-term) cash incentive compensation;

•	long-term, equity-based incentive compensation; and

•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

The Compensation Committee believes this is consistent with its philosophy of promoting a performance-oriented, results-based culture where compensation varies based on business results achieved and is properly aligned with an acceptable risk profile, effective risk management, and stockholder returns.

The Compensation Committee approved the 2016 target compensation levels for the four named executive officers as set forth in the table below:

2016 Target Compensation Levels

Name	Base Salary	Target Bonus	Target Total Cash Compensation[1]	Target Long-Term Incentive Value[2]	Target Total Direct Compensation[3]
Timothy L. Buzby	$700,000	$560,000 (80% of base salary)	$1,260,000	$650,000	$1,910,000
R. Dale Lynch	$437,750	$196,988 (45% of base salary)	$634,738	$351,000	$985,738
John C. Covington	$319,300	$111,755 (35% of base salary)	$431,055	$296,000	$727,055
Stephen P. Mullery	$363,449	$127,207 (35% of base salary)	$490,656	$206,000	$696,656

1 Target total cash compensation equals approved base salary plus target bonus.
2 Includes the value of shares of time-based restricted stock, shares of performance-based restricted stock, and SARs, with a target of approximately 50%, 25%, and 25%, respectively, for each type of award granted in March 2016 to each executive officer. The number of shares of restricted stock and SARs actually granted in March 2016 was determined in accordance with the Board policy on grants of equity-based compensation described above in "Peer Groups, Market Posture, and Compensation Philosophy."
3 Target total direct compensation equals target total cash compensation plus the target long-term incentive value.

In determining the target compensation levels, the Compensation Committee reviewed peer group market information provided by Pay Governance for the compensation elements of base salary, target total cash compensation, and target total direct compensation for each position. The Compensation Committee also reviewed other market information related to trends in the broader banking and financial services industry provided by Pay Governance to provide additional context. In determining each element of target compensation for 2016, the Compensation Committee considered the applicable market information in relation to Farmer Mac's performance as well as factors unique to each individual, such as an individual's performance, expertise, experience, competencies, skills, contribution to Farmer Mac's performance, tenure at Farmer Mac, future potential, scope of responsibility and accountability within Farmer Mac, ethics and integrity, other leadership attributes and accomplishments, and job responsibilities, all compared to the relevant position in the peer group. The Compensation Committee does not target a specific percentile in the peer group for each element of total direct compensation and considers the variety of factors described above in considering the range of competitiveness for target total direct compensation.

In January 2016, the Compensation Committee re-evaluated the total compensation package for each of Farmer Mac's executive officers. Based on the Compensation Committee’s review of peer group and other market data related to the broader banking and financial services industry, the Compensation Committee determined to make limited changes to the level of target total direct compensation for 2016 compared to 2015. The Compensation Committee increased the total target direct compensation of Mr. Buzby by approximately 3.8% for 2016 compared to his targeted level for 2015. The Compensation Committee increased the total target direct compensation of each of Messrs. Lynch, Covington, and Mullery by approximately 3.1% for 2016 compared to each of their respective targeted levels for 2015. All of these increases in total target direct compensation were attributable to annual merit increases in all three components of target total direct compensation for each named executive officer – an increase in base salary, a related increase in target bonus (maintaining the same fixed target percentage of a higher base salary), and an increase in the targeted value of long-term incentive awards.

Base Salary. We pay base salary to provide current and prospective executives with a predictable core amount of annual compensation, regardless of Farmer Mac's financial results, so long as the executives perform their duties in a competent, professional manner. The Compensation Committee sets this pay element at a level that, by itself, would provide executives with a level of financial security commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance. The Compensation Committee strives to balance the annual base salary with the opportunity for executives to realize value in the form of both short-term and long-term incentive compensation, while remaining competitive relative to the peer group. The Compensation Committee reviews the base salaries of Farmer Mac's executive officers annually shortly after the end of the calendar year, as well as at the time of executive promotions or other changes in responsibilities. Increases in salary normally take effect on January 1 unless a promotion or new hire necessitates a different timing.

In January 2016, the Compensation Committee determined the 2016 annual base salaries for the named executive officers based on an evaluation of each executive's performance, experience, level of responsibilities, level of base salary, and peer group market data provided by Pay Governance. The Compensation Committee approved the following changes to annual base salaries, which were effective retroactively to January 1, 2016:

•	Mr. Buzby – increase from $675,000 to $700,000;

•	Mr. Lynch – increase from $425,000 to $437,750;

•	Mr. Covington – increase from $310,000 to $319,300; and

•	Mr. Mullery – increase from $352,863 to $363,449.

These increases to base salary for 2016 reflect the Compensation Committee’s determination to grant an annual merit increase of 3.7% in base salary for Mr. Buzby and an annual merit increase of 3.0% in base salary for each of the other three executive officers.

In January 2017, the Compensation Committee determined the 2017 annual base salaries for the named executive officers based on the same factors considered in 2016. The Compensation Committee approved the following changes to annual base salaries of the four executive officers, which were effective retroactively to January 1, 2017:

•	Mr. Buzby – increase from $700,000 to $715,000;

•	Mr. Lynch – increase from $437,750 to $451,000;

•	Mr. Covington – increase from $319,300 to $365,000; and

•	Mr. Mullery – increase from $363,449 to $410,000.

The increases to the annual base salaries of Messrs. Buzby and Lynch for 2017 reflect the Compensation Committee’s determination to grant annual merit increases of approximately 2.1% and 3.0%, respectively. The higher percentage increases to the annual base salaries of Mr. Covington (approximately 14.3%) and Mr. Mullery (approximately 12.8%) for 2017 reflect the Compensation Committee’s evaluation of their performance and their contributions to Farmer Mac, including leadership abilities, industry experience, and overall scope of responsibilities. In addition to these factors, the Compensation Committee also considered information about the compensation received by officers with similar positions and responsibilities in the peer group approved for use by the Committee in making executive compensation decisions.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation as a means of motivating and rewarding performance by the executive officers. We measure this performance by comparing Farmer Mac's results against specified short-term goals established by the Compensation Committee and reviewed by the Board. In determining the performance goals and weightings for the year, the Compensation Committee considers competitive practices for incentive design and seeks to encourage prudent risk-taking within Board-established parameters by balancing growth in business volume and earnings with risk management objectives. Consistent with this philosophy, the Compensation Committee chose performance goals and weightings for 2016 that it believed struck the appropriate balance among the corporate goals of earnings (25% weight), business volume (25% weight), and asset quality (two separate measures totaling a 25% weight), as well as an individual's leadership and strategic performance (25% weight). These are the same metrics and weightings used to determine short-term incentive compensation for 2015. Achievement against each of these goals is measured as of year-end. These goals most closely represent the business strategies and objectives established by the Board and management in Farmer Mac's business plan for 2016 and seek to reward responsible growth by balancing the need for growth in business volume and earnings, disciplined underwriting, and continued financial stability with enhancement of stockholder value. The Compensation Committee believes that these short-term goals are consistent with Farmer Mac's long-term goals and public mission. In 2016, the Compensation Committee further aligned the business strategies and objectives established by the Board and management in Farmer Mac's business plan for 2016 by linking the threshold, target, and maximum amounts for each of the "Earnings" and "Net Program Volume" components directly to projections made in Farmer Mac's business plan for 2016, instead of to fixed percentage increases over the prior year results. Also, as described in more detail below, Farmer Mac must achieve certain pre-established financial and business thresholds before any annual cash incentive compensation will be paid.

For 2016, each named executive officer earned the percentages of the components of his targeted cash incentive compensation as described in the table below. A total of 75% of each individual's incentive compensation for 2016 was based on Farmer Mac's attainment of the specified measures, which was the same for all named executive officers. The remaining 25% of an individual's cash incentive compensation was based on the Compensation Committee's qualitative evaluation of the achievements toward the strategic initiatives of Farmer Mac by each of the named executive officers and the named executive officers as a group. Some of the factors considered by the Compensation Committee in its qualitative evaluation of each named executive officer were an individual's professional skills, leadership, responsibility, work organization, initiative, creativity, dedication, resourcefulness, and level of contribution to the attainment of business plan objectives such as the quality and adequacy of capital and the effectiveness of risk management. The Compensation Committee considered capital, risk management, leadership, and strategic initiatives to be the most significant factors in evaluating the strategic accomplishments of the named executive officers in 2016.

For actual performance between threshold, target, and maximum amounts, the annual incentive award earned is interpolated on a straight-line basis. To the extent that performance falls below the threshold amount, no payment is made. For 2016, each named executive officer earned the percentages of the components of his annual targeted cash incentive compensation as described in the table below. For 2016, Farmer Mac met or exceeded the amounts set forth in the maximum column for "Ratio of Substandard Assets to Regulatory Capital" and "Net Charge-offs," the amount set forth in the target column for "Net Program Volume," and the amount set forth in the threshold column for "Earnings." For the "Leadership and Strategic Performance" component weighted at 25%, the Compensation Committee reviewed Farmer Mac's 2016 accomplishments and qualitatively judged, in its evaluation, the achievements toward the strategic initiatives of Farmer Mac by each of the named executive officers and the named executive officers as a group, with particular focus on leadership in developing Farmer Mac's long-term strategic planning, enhancing the effectiveness of risk management, and achieving Farmer Mac's capital goals. When combined, the level of incentive achieved for each of Messrs. Buzby, Lynch, Covington, and Mullery for 2016 was 148.3324% of each individual's target bonus. Annual incentive compensation payments for 2016 were paid in March 2017.

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)	Result	Paid
Earnings	25%	$51.3 million	$57.0 million	$62.7 million	$54.5 million	19.3437%
Net Program Volume	25%	$16.0 billion	$16.1 billion	$18.5 billion	$17.4 billion	38.9887%
Ratio of Substandard Assets to Regulatory Capital	15%	less than 100%	less than 60%	less than 40%	26.77%	30%
Net Charge-offs	10%	0.12% $20.7 million	0.08% $13.8 million	0.05% $8.5 million	.001% $0.2 million	20%
Leadership and Strategic Performance	25%	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance	leadership, strategic planning, risk management, and capital	40%
Total	100%					148.3324%

For 2016, no annual incentive compensation would have been paid unless both of the following criteria were met:

•	Farmer Mac has positive core earnings of at least $5.0 million after the provision for losses and preferred stock dividends; and

•	Farmer Mac is not the subject of any regulatory enforcement action.

The Compensation Committee retains discretion to award no annual cash incentive pay in appropriate circumstances regardless of the achievement against corporate performance targets.

For 2017, each named executive officer will earn percentages of the components of his targeted cash bonus for 2017, determined formulaically according to the table below. For 2017, the Compensation Committee decided to increase the weight for the "Leadership and Strategic Performance" component to 35% (up from 25%) and remove the "Net Charge-offs" component altogether to further its intention of increasing the discretionary portion of 2017 cash incentive compensation and because it believes that the "Ratio of Substandard Assets to Regulatory Capital" component appropriately incentivizes management to focus on asset quality. Thus, a total of 65% of each individual's incentive compensation for 2017 will be based on Farmer Mac's attainment of the specified measures and 35% will be discretionary based on the Compensation Committee's evaluation. In evaluating the individual accomplishments of the named executive officers in 2017 and determining the discretionary portion of 2017 cash incentive compensation, the Compensation Committee will consider the efficiency of the use of capital, risk management, leadership, and strategic initiatives as the most significant factors.

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)
Earnings	25%	90% of Business Plan forecast	100% of Business Plan forecast	110% of Business Plan forecast
Net Program Volume	25%	50% of difference between year-end 2016 level and Business Plan forecast	100% of Business Plan forecast	115% of Business Plan forecast
Ratio of Substandard Assets to Regulatory Capital	15%	100%	60%	40%
Leadership and Strategic Performance	35%	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance
Total	100%

For 2017, no annual incentive compensation will be paid unless both of the following criteria are met:

•	Farmer Mac has positive core earnings of at least $5.0 million after the provision for losses and preferred stock dividends; and

•	Farmer Mac is not the subject of any regulatory enforcement action.

Although the specified percentage of annual base salary for purposes of targeted annual (short-term) cash incentive compensation or bonus has not changed for 2017 from 2016 for any named executive officer, the actual targeted annual (short-term) cash incentive compensation or bonus for 2017 will increase for each named executive officer in 2017 due to the increase in base salary of each named executive officer described above under "—Base Salary."

Long-Term Incentive Compensation. The Compensation Committee uses a mix of equity compensation for executive officers that is designed to reward performance and properly align the interests of executive officers with the long-term interests of stockholders through a balance of stock awards. In 2016, long-term incentive compensation consisted of grants of shares of time-based restricted stock, shares of performance-based restricted stock, and SARs with an exercise price equal to the fair market value of Farmer Mac's Class C Non-Voting Common Stock on the date of grant. Competitive long-term incentive awards also serve to retain executives over the longer term. The Compensation Committee considers the annual value of all components of the total compensation package, including base salary, annual incentive cash compensation, long-term incentive pay, and retirement benefits and perquisites when determining the form and level of long-term equity grants. Although there is no formula for allocation, the long-term incentive grants are considered as part of the overall compensation package. When considering the competitive market, the Compensation Committee looks at the annual value of long-term grants. The annual values granted reflect the intended compensation for that year, so prior grants are considered only to the extent that there is a concern with maintaining market competitiveness. The Compensation Committee is also keenly aware of the need to discourage excessive risk taking by Farmer Mac's executives while rewarding growth in stockholder value. The Compensation Committee changed the allocation of the total compensation elements in February 2014 for the named executive officers to further align Farmer Mac's total compensation package with its peer group by further shifting compensation opportunity in favor of cash compensation in the form of salary and cash bonus. The Compensation Committee did not alter this approach for 2015 or 2016. The Compensation Committee believes that Farmer Mac's current compensation program, including this shift to more emphasis on cash compensation that began in 2014, strikes an appropriate balance in meeting the Compensation Committee's goals described above.

In March 2016, the Compensation Committee granted shares of time-based restricted stock, shares of performance-based restricted stock, and SARs to the four named executive officers at the first Compensation Committee meeting held after the filing of Farmer Mac's Annual Report on Form 10-K for fiscal year 2015. The exercise price of those SARs is the closing price on the grant date, which was $35.75 per share. In setting 2016 equity awards, the Compensation Committee determined a targeted value for the awards that was competitive and reasonable when compared to Farmer Mac's peer group and the practices of the broader banking and financial services industry, as well as consistent with Farmer Mac's performance and compensation philosophy. Consistent with Farmer Mac's total compensation philosophy, a significant portion of the named executive officers' total compensation is performance-based. The shares of performance-based restricted stock granted to officers in March 2016 will vest on March 31, 2019 if Farmer Mac attains the performance targets identified on page 25. The shares of time-based restricted stock and SARs granted to officers in March 2016 vest ratably in installments over three years, with the first installment having vested on March 31, 2017. The overall targeted value for the March 2016 equity awards to Mr. Buzby ($650,000) represented a 4% increase from the targeted value used for his equity awards in 2015. The overall targeted values for the March 2016 equity awards to Mr. Lynch ($351,000), Mr. Covington ($296,000), and Mr. Mullery ($206,000) represented an approximately 3% increase from each individual's targeted value used for their 2015 equity awards.

In March 2017, the Compensation Committee granted shares of time-based restricted stock, shares of performance-based restricted stock, and SARs to the named executive officers at the first Committee meeting held after the filing of Farmer Mac's Annual Report on Form 10-K for fiscal year 2016. The exercise price of those SARs is the closing price on the grant date, which was $60.84 per share. The Compensation Committee set 2017 equity awards in the same manner as it did in 2016 and in accordance with Farmer Mac's total compensation philosophy described above.

Retirement Plans. During 2016, Farmer Mac provided retirement benefits for all employees through a 401(k) plan that contains an employer-funded defined contribution element under which Farmer Mac annually contributes 13.2% of each employee's base compensation up to the Social Security wage base ($118,500 in 2016), and 18.9% of each employee's base compensation above the Social Security wage base, up to the compensation limit set by the Internal Revenue Service ($265,000 in 2016). Based on these contribution formulas and applicable limits, Farmer Mac contributed $43,331 to each named executive officer's 401(k) account for 2016. Farmer Mac's 401(k) plan also permits employees to make their own retirement contributions, subject to applicable limits set by the Internal Revenue Service. Starting in May 2017, all of the executive officers will participate in an additional nonqualified deferred compensation plan designed to restore employer retirement contributions for each executive officer to the level those individuals would have otherwise been eligible to receive in employer contributions under the 401(k) plan in the absence of the limits imposed by the Internal Revenue Code on the amount of compensation that can be taken into account under a qualified retirement plan.

Other Benefits. Farmer Mac provides a term life insurance policy with a face amount approximately equal to one year's base compensation for each of the named executive officers, as well as paid parking in the garage beneath Farmer Mac's headquarters and additional long-term disability insurance above the level provided to other employees. The named executive officers also participate in Farmer Mac's other benefit plans on the same terms as other employees. These plans include medical, dental, and vision insurance with all premiums paid by Farmer Mac, funding of an employee health savings account by Farmer Mac, and a $50,000 group term life insurance policy. In limited circumstances, Farmer Mac also reimburses for reasonable moving expenses and provides use of a corporate apartment during an executive officer's relocation process, a benefit that Mr. Covington received during the first several months of his employment beginning in January 2015.

Payments in Connection with a Change-in-Control

Farmer Mac's statutory charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Voting Common Stock. Accordingly, no provision is made for payments to named executive officers in connection with any change-in-control, and no outstanding equity awards to the named executive officers will vest upon a change-in-control.

Post-Employment Compensation

Mr. Buzby has an employment agreement that provides for severance payments in the event the agreement is terminated by Farmer Mac other than for cause. See "Executive Compensation—Employment Agreements with Executive Officers." The other three named executive officers began participating in Farmer Mac's Amended and Restated Executive Officer Severance

Plan starting in November 2016. That plan provides for severance payments in the event Farmer Mac terminates employment other than for cause. See "Executive Compensation—Employment Agreements with Executive Officers—Executive Officer Severance Plan."

Impact of Accounting and Tax Treatment on Compensation Awards

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1 million on the amount of compensation that Farmer Mac may deduct in any one year for Farmer Mac's Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. There is an exception to the limitation for "performance-based compensation" meeting certain requirements. Farmer Mac has not historically made compensation decisions based solely on the effect of the accounting treatment of compensation to named executive officers, although the Compensation Committee does balance tax deductibility with other business considerations. To the extent practicable, the Compensation Committee intends to preserve the tax deductibility of compensation paid to executive officers but will not necessarily limit executive compensation to what is deductible under Section 162(m) of the Code if necessary to attract, retain, and reward high-performing executives. Therefore, it is possible that portions of compensation awards will not qualify as "performance-based compensation," and, when combined with salary and other compensation, may exceed the $1 million limitation for deductibility in any particular year. Also, the deductibility of some types of compensation depends upon the timing of an executive’s vesting or exercise of previously-granted equity awards.

Farmer Mac's Policies on Stock Ownership and Trading

Farmer Mac does not have a policy in effect that requires a particular level of stock ownership by named executive officers. However, Farmer Mac has a policy on insider trading applicable to all directors and employees, including named executive officers, that requires compliance with the federal securities laws and adherence to Farmer Mac's pre-clearance and other policies and procedures (including "open windows" for sales of stock and the adoption of Rule 10b5-1 plans). Farmer Mac's insider trading policy prohibits any director or employee from any pledging activities in Farmer Mac securities, and from any short sales of, or purchases or sales of puts, calls, or other derivative securities based on, Farmer Mac securities.

Policies in the Event of a Restatement

The Compensation Committee intends to adopt a formal "clawback" policy once related final regulations are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). Any cash or equity incentive compensation awards granted since 2012 will be subject to any "clawback" policy adopted by the Compensation Committee.

Risk

Farmer Mac has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees in taking business risks that could affect Farmer Mac. We believe that our compensation policies and practices, either individually or in the aggregate, are not reasonably likely to have a material adverse effect on Farmer Mac.

Compensation Consultant Fees

The Compensation Committee engaged Pay Governance to serve as the Compensation Committee's independent compensation consultant from July 1, 2015 until June 30, 2016 and again from July 1, 2016 until June 30, 2017. Pay Governance was accountable to and reported directly to the Compensation Committee. Farmer Mac's management had no role in selecting the Compensation Committee's compensation consultant and had no relation to that consultant. For 2016, Farmer Mac paid an aggregate amount of $114,342 to Pay Governance for these consulting services (not including reimbursement for travel-related expenses). In 2016, Pay Governance did not provide any services to Farmer Mac other than the executive and director compensation advisory services provided to the Compensation Committee. Under its compensation consultant independence policy, the Compensation Committee will consider and pre-approve, as appropriate, any additional services provided by the Compensation Committee's consultant to Farmer Mac.

The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and NYSE listing standards and concluded that no conflict of interest exists that would have prevented or would prevent Pay Governance from independently representing the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Currently, directors Davidson, Everson, Faivre, Johnson, Junkins, and Maxwell comprise the Compensation Committee. None of these directors is, or has been, a Farmer Mac officer or employee, and none had any relationship requiring disclosure by Farmer Mac as a "related person transaction" under SEC rules. None of Farmer Mac's current executive officers has served as a member of the Board or the Compensation Committee or as a director of another SEC-reporting entity.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by Farmer Mac under the Securities Act or the Exchange Act, except to the extent that Farmer Mac specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report of the Compensation Committee shall be deemed "furnished" in Farmer Mac's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

Richard H. Davidson, Chairman	Dennis A. Everson
Sara L. Faivre	Mitchell A. Johnson
Lowell L. Junkins	Clark B. Maxwell

Executive Compensation

Summary Compensation Table

The following table sets forth certain information about the compensation awarded to, earned by, or paid to Farmer Mac's named executive officers for the fiscal year ended December 31, 2016, as well as the two previous fiscal years, if applicable.

Name and Principal Position	Fiscal Year	Salary	Restricted Stock Awards[1]	SARs Awards[2]	Non-Equity Incentive Compensation 3,4	All Other Compensation 5,6	Total
Timothy L. Buzby	2016	$700,000	$548,906	$192,581	$830,662	$34,504	$2,306,653
President and CEO	2015	675,000	489,737	186,146	731,916	20,151	2,102,950
	2014	643,750	469,854	190,285	879,260	12,726	2,195,875

R. Dale Lynch	2016	437,750	296,546	104,002	292,196	15,584	1,146,078
Executive Vice President – CFO	2015	425,000	466,265	101,187	259,220	8,995	1,260,667
and Treasurer	2014	375,950	217,638	87,638	256,744	7,245	945,215

John C. Covington	2016	319,300	250,107	87,705	165,769	1,140	824,021
Senior Vice President –	2015	283,769	224,463	122,814	147,061	62,235	840,342
Agricultural Finance[7]

Stephen P. Mullery	2016	363,449	174,174	61,049	188,689	11,835	799,196
Senior Vice President –	2015	352,863	157,415	59,503	167,395	7,243	744,419
General Counsel and Secretary	2014	340,930	151,533	61,007	203,724	6,189	763,383
1 Represents the aggregate grant date fair value of the shares of performance-based and time-based restricted stock awarded in 2016, 2015, and 2014, excluding the effect of estimated forfeitures. The grant date fair value of the performance-based restricted stock assumes 100% as the probable outcome of the performance metrics over the three-year performance period. The grant date fair value for each share of the restricted stock awarded in March 2016 was $35.75, which was the closing price of the stock on the date of the grant, as reported by the NYSE. The grant date fair value for each share of the restricted stock awarded in February and April 2015 was $29.51 and $32.39, respectively, and the grant date fair value for each share of restricted stock awarded in 2014 was $33.90, which in each case was the closing price of the stock on the date of grant, as reported by the NYSE.

2 Represents the aggregate grant date fair value of the SARs awarded in 2016, 2015, and 2014, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 9 to the financial statements on page 186 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016. SARs awarded to executive officers in March 2016 were granted at the fair value of $8.57 per share. SARs awarded to Mr. Covington for his appointment as Senior Vice President – Agricultural Finance in January 2015 were granted at the fair value of $9.30 per share, while SARs awarded to executive officers in April 2015 were granted at the fair value of $10.61 per share. SARs awarded to executive officers in April 2014 were granted at the fair value of $16.14 per share.

3 The amounts in this column were (i) the amounts paid in 2017 for amounts earned in 2016, (ii) the amounts paid in 2016 for amounts earned in 2015, and (iii) the amounts paid in 2015 for amounts earned in 2014.

4 Annual cash incentive awards earned for the business plan year ending on December 31, 2016 were calculated as described in the Compensation Discussion and Analysis on pages 27-28, and were paid in March 2017.

5 The amounts listed for each of the named executive officers include: (i) dividend equivalents paid in cash on restricted stock that vested (a) in 2016 in the amount of $29,320 for Mr. Buzby, $12,036 for Mr. Lynch, $1,140 for Mr. Covington, and $9,112 for Mr. Mullery, (b) in 2015 in the amount of $11,914 for Mr. Buzby, $2,393 for Mr. Lynch, and $1,467 for Mr. Mullery, and (c) in 2014 in the amount of $4,489 for Mr. Buzby, $644 for Mr. Lynch, and $414 for Mr. Mullery; and (ii) amounts paid on behalf of each of the named executive officers for disability and life insurance premiums. For Mr. Covington, substantially all of the amount listed for 2015 is for expenses paid by Farmer Mac for Mr. Covington's relocation in January 2015 from California to Washington, D.C., which consisted of reimbursement of Mr. Covington's moving expenses and Farmer Mac's payment of rent and incidental costs for Mr. Covington's temporary housing in an apartment located near Farmer Mac's main office.

6 The amounts listed for each of the named executive officers do not include: (i) the costs for health insurance paid on behalf of the named executive officers because they are the same as amounts paid for health insurance costs on behalf of other employees who elected similar coverage (e.g., single, married, or family coverage); (ii) premium payments made on behalf of the named executive officers for the $50,000 group term life insurance policy plan because they participate in this plan on the same terms as all other Farmer Mac employees; and (iii) employer contributions to Farmer Mac's 401(k) retirement plan on behalf of the named executive officers because they participate in this plan on the same terms as all other Farmer Mac employees.

7 Mr. Covington commenced his employment at Farmer Mac on January 26, 2015.

Grants of Plan-Based Awards Table

The table below provides, for each of the named executive officers, additional information about 2016 grants of shares of restricted stock and SARs under Farmer Mac's 2008 Omnibus Incentive Plan and the potential range of awards that were approved for 2016 under the annual incentive compensation plan. These awards are further described in the Summary Compensation Table above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]		All Other SARs Awards: Number of Securities Underlying SARs[3] (#)	Exercise Price of SARs Awards[4] ($/Sh)	Grant Date Fair Value of Stock and SARs Awards[5] ($)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target & Maximum (#)
Timothy L. Buzby			$280,000	$560,000	$1,120,000
	3/15/2016	3/15/2016				—	10,236			$365,937
	3/15/2016	3/15/2016				—	5,118			182,969
	3/15/2016	3/15/2016						22,476	$35.75	192,581
			$280,000	$560,000	$1,120,000	—	15,354	22,476		$741,487

R. Dale Lynch			$98,494	$196,988	$393,975
	3/15/2016	3/15/2016				—	5,529			197,662
	3/15/2016	3/15/2016					2,766			98,884
	3/15/2016	3/15/2016						12,138	$35.75	104,002
			$98,494	$196,988	$393,975	—	8,295	12,138		$400,548

John C. Covington			$55,878	$111,755	$223,510
	3/15/2016	3/15/2016					4,662			166,667
	3/15/2016	3/15/2016					2,334			83,440
	3/15/2016	3/15/2016						10,236	$35.75	87,705
			$55,878	$111,755	$223,510	—	6,996	10,236		$337,812

Stephen P. Mullery			$63,604	$127,207	$254,414
	3/15/2016	3/15/2016				—	3,246			$116,045
	3/15/2016	3/15/2016				—	1,626			58,129
	3/15/2016	3/15/2016						7,125	$35.75	61,049
			$63,604	$127,207	$254,414	—	4,872	7,125		$235,223

1 These columns show the range of potential payouts under the annual incentive compensation plan. The performance period covers January 1, 2016 through December 31, 2016. For actual performance between threshold, target, and maximum, the annual incentive award earned is interpolated on a straight-line basis. See "Executive Compensation Governance—Compensation Discussion and Analysis—Total Compensation Elements—Annual Cash Incentive Compensation" for a discussion of the material terms of the total payout for 2016 under non-equity incentive plan awards.

2 Represents the potential payout range of shares of restricted stock granted in 2016. The grants of shares of time-based restricted stock in March 2016 will vest in three equal annual installments, the first of which vested on March 31, 2017, and the second and third of which will vest on March 31, 2018 and March 31, 2019, respectively. For 50% of the grant of shares of performance-based restricted stock, vesting on March 31, 2019 is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2016 and December 31, 2018, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Committee’s subjective measurement of Farmer Mac’s capital adequacy over that three-year period. For the remaining 50% of the grant of shares of performance-based restricted stock, vesting on March 31, 2019 is contingent on the Committee's determination that Farmer Mac has attained:

A.
an annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2016 and ending on December 31, 2018; and

B.
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2016 and ending on December 31, 2018.

Performance and payouts are determined independently for each metric and awards of shares of performance-based restricted stock are settled in shares of Farmer Mac's Class C Non-Voting Common Stock at the end of the three-year performance period if the applicable metric is attained in its entirety. No partial settlements are permitted for any metric.

3 Represents the number of SARs granted during 2016. The SARs granted in March 2016 vest in approximately three equal annual installments, the first of which vested on March 31, 2017, and the second and third of which will vest on March 31, 2018 and March 31, 2019, respectively.

4 The exercise price is the closing price for a share of Class C Non-Voting Common Stock on the date of grant, as reported by the NYSE.

5 Amounts shown represent the grant date fair value of the equity award granted to the named executive officers in 2016. The values in this column exclude the effect of estimated forfeitures. For grants of shares of restricted stock, the fair value is the market value of the underlying stock on the grant date (which is the same price as the exercise price for SARs). For SARs granted on March 15, 2016, the fair value at grant date has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 2.909%; an expected volatility of 34.65%; a risk-free interest rate of 1.49%; and an expected life of five years, resulting in a value of approximately $8.57 per share. See Note 9 to the financial statements on page 186 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year End

There were no unexercised stock options previously granted to executive officers as of December 31, 2016.

The following table sets forth certain information as of December 31, 2016 relating to unexercised SARs previously granted to the named executive officers:

Name	Unexercised SARs # Exercisable	Unexercised SARs # Unexercisable[1]	SARs Exercise Price	SARs Expiration Date
Timothy L. Buzby	19,509	—	$28.94	June 5, 2018
	20,000	—	18.77	April 7, 2021
	20,000	—	21.69	April 5, 2022
	8,983	—	32.85	December 6, 2022
	6,181	—	30.20	April 3, 2023
	7,860	3,930	33.90	April 2, 2024
	5,850	11,700	32.39	April 1, 2025
	—	22,476	35.75	March 15, 2026

R. Dale Lynch	4,000	—	37.17	February 15, 2023
	10,180	—	30.20	April 3, 2023
	3,620	1,810	33.90	April 2, 2024
	3,180	6,360	32.39	April 1, 2025
	—	12,138	35.75	March 15, 2026

John C. Covington	—	4,000	28.17	January 26, 2025
	—	5,380	32.39	April 1, 2025
	—	10,236	35.75	March 15, 2026

Stephen P. Mullery	5,000	—	10.43	October 1, 2020
	3,000	—	18.14	October 4, 2021
	3,000	—	21.69	April 5, 2022
	6,545	—	30.20	April 3, 2023
	2,520	1,260	33.90	April 2, 2024
	1,870	3,740	32.39	April 1, 2025
	—	7,125	35.75	March 15, 2026
1 Unexercisable SARs that expire in March 2026 vest in three equal annual installments, the first of which vested on March 31, 2017, and the second and third of which will vest on March 31, 2018 and March 31, 2019, respectively. Unexercisable SARs that expire in January 2025 "cliff" vest on January 26, 2018. Unexercisable SARs that expire in April 2025 vest in three equal annual installments, the first and second of which vested on March 31, 2016 and March 31, 2017, respectively, and the third of which will vest on March 31, 2018. Unexercisable SARs that expire in April 2024 vested on March 31, 2017.

The following table sets forth certain information as of December 31, 2016 relating to shares of unvested restricted stock previously granted to the named executive officers:

Name	Number of Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock[1]	Vesting Date[2]
Timothy L. Buzby	14,472	$828,812	March 31, 2017
	11,812	676,473	March 31, 2018
	8,530	488,513	March 31, 2019

R. Dale Lynch	7,253	415,379	March 31, 2017
	6,778	388,176	February 3, 2018
	6,403	366,700	March 31, 2018
	4,609	263,958	March 31, 2019

John C. Covington	3,094	177,193	March 31, 2017
	5,404	309,487	March 31, 2018
	3,888	222,666	March 31, 2019

Stephen P. Mullery	4,652	266,420	March 31, 2017
	3,782	216,595	March 31, 2018
	2,708	155,087	March 31, 2019

1 Calculated based on a price of $57.27 per share, which was the closing price for the Class C Non-Voting Common Stock on the last trading day of 2016, as reported by the NYSE.

2 For the shares of restricted stock vesting in 2017: (i) vesting of one-third of each of the grants of shares of time-based restricted stock made in 2014, 2015, and 2016; (ii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2014, vesting is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2014 to December 31, 2016, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Board's subjective measurement of Farmer Mac's capital adequacy over that three-year period and (iii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2014, vesting is contingent on Farmer Mac attaining:

A.
an annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments equal to or less than 20 basis points for the period from January 1, 2014 to December 31, 2016; and

B.
an average percentage of total 90-day delinquencies to the average balance of outstanding guarantees, loans, and commitments of not greater than 2.5% for the period starting on January 1, 2014 and ending on December 31, 2016.

The Compensation Committee determined that the performance goals set forth under (ii) and (iii) were met, so 100% of the shares of performance-based restricted stock vesting in 2017 vested on March 31, 2017.

For the shares of restricted stock vesting in February 2018, all shares of the time-based restricted stock will "cliff" vest on February 3, 2018. For the shares of restricted stock vesting in March 2018: (i) vesting of one-third of each of the grants of shares of time-based restricted stock made in 2015 and 2016; (ii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2015, vesting is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 2, 2015 to December 31, 2017, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Board's subjective measurement of Farmer Mac's capital adequacy over that three-year period and (iii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2015, vesting is contingent on Farmer Mac attaining:

A.
annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments less than or equal to 20 basis points for the period starting on January 2, 2015 and ending on December 31, 2017; and

B.
an average percentage of total 90-day delinquencies to the average balance of outstanding guarantees, loans, and commitments of not greater than 2.5% for the period starting on January 2, 2015 and ending on December 31, 2017.

For the shares of restricted stock vesting in March 2019: (i) vesting of one-third of the grant of shares of time-based restricted stock made in March 2016; (ii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2016, vesting is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2016 to December 31, 2018, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Committee's subjective measurement of Farmer Mac's capital adequacy over that three-year period and (iii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2016, vesting is contingent on Farmer Mac attaining:

A.
annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2016 and ending on December 31, 2018; and

B.
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2016 and ending on December 31, 2018.

Option and SAR Exercises and Stock Vested

The following table sets forth certain information relating to options exercised during 2016 by the named executive officers, including the number of shares of Class C Non-Voting Common Stock acquired upon exercise. The value realized upon exercise of the options is the difference between the fair market value of the Class C Non-Voting Common Stock acquired upon exercise and the exercise price for the stock options, excluding the amounts retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises or to cover exercise costs.

Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)[1]
Timothy L. Buzby	8,864	$383,918
R. Dale Lynch	—	—
John C. Covington	—	—
Stephen P. Mullery	1,394	57,726

1 Messrs. Buzby and Mullery exercised 51,177 and 7,000 options, respectively, during 2016. The shares acquired upon exercise reflect the net settlement of Messrs. Buzby's and Mullery's exercises, which entitled Messrs. Buzby and Mullery to receive a number of shares, of which some were retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises and to cover the exercise costs, while the remaining shares were delivered to Messrs. Buzby and Mullery. The table above reflects shares and the value of shares that were delivered to Messrs. Buzby and Mullery, as well as cash paid for any fractional shares, and does not include shares or the value of shares that were retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises or to cover exercise costs.

The following table sets forth certain information relating to SARs exercised during 2016 by the named executive officers. The value realized upon exercise of the SARs is the difference between (i) the fair market value of the Class C Non-Voting Common Stock on the date of exercise and (ii) the SARs grant price, then multiplied by the number of SARs exercised, excluding the amounts retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises.

Name	Number of SARs Exercised (#)	Number of Shares Acquired Upon Exercise (#)[1]	Value Realized Upon Exercise ($)[1]
Timothy L. Buzby	45,000	18,134	$854,885
R. Dale Lynch	—	—	—
John C. Covington	2,690	283	11,352
Stephen P. Mullery	9,000	4,069	183,338

 1 The table above reflects shares and the value of shares that were delivered to the applicable named executive officer, as well as cash paid for any fractional shares, and does not include shares that were retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises.

The following table sets forth certain information relating to shares of restricted stock that vested during 2016 and were issued to the named executive officers. The value realized upon vesting of the shares of restricted stock reflects the number of shares vested multiplied by $38.13, which was the closing market price of the Class C Non-Voting Common Stock on the business day prior to the vesting date.

Name[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy L. Buzby	9,908	$377,901
R. Dale Lynch	4,392	167,553
John C. Covington	805	30,711
Stephen P. Mullery	2,641	100,761

1 The table above reflects shares and the value of shares that were delivered to the applicable named executive officer upon vesting, as well as cash paid for any fractional shares, and does not include shares that were retained by Farmer Mac to satisfy tax withholding requirements arising from the vesting of these shares.

Employment Agreements with Executive Officers

On December 3, 2014, Farmer Mac's Board of Directors approved a new employment agreement (the "Agreement") for Mr. Buzby to continue to serve as President and Chief Executive Officer of Farmer Mac. The term of Mr. Buzby’s previous employment agreement expired on December 6, 2014. The Agreement is intended to provide Mr. Buzby with a reasonable level of job security, while limiting Farmer Mac's ultimate financial exposure upon his departure from Farmer Mac. Significant terms of the Agreement address Mr. Buzby's scope of authority and employment, base salary and incentive compensation, benefits, conditions of employment, termination of employment, and the term of employment. The Agreement provides for a term of December 7, 2014 through April 7, 2016, subject to earlier termination as provided in the Agreement. The Agreement may be renewed following the expiration of this term for successive one-year periods upon a vote of the Board. The April end date of the term was chosen to more closely align with the timing of the Board's annual evaluation of the CEO's performance and to allow the Board at least one Board meeting after that evaluation to determine whether to renew the Agreement. In March 2016, the Board affirmatively voted to renew Mr. Buzby's employment agreement for another one-year period ending on April 7, 2017. In March 2017, the Board affirmatively voted to renew Mr. Buzby's employment agreement for another one-year period ending on April 7, 2018. Messrs. Lynch, Covington, and Mullery are not currently party to an employment agreement with Farmer Mac, but all three individuals participate in the Amended and Restated Executive Officer Severance Plan adopted in November 2016, as further described under "—Executive Officer Severance Plan."

Employment Agreement with Mr. Buzby

Under the Agreement, Farmer Mac and Mr. Buzby have agreed to the following, among other things:

•
Base Salary. Mr. Buzby’s annual base salary under the Agreement was initially set at $643,750 (Mr. Buzby’s base salary for 2014 determined by Farmer Mac’s Board Compensation Committee in February 2014), less applicable withholding for taxes and similar items. This base salary will be reviewed by Farmer Mac periodically and may be modified in the sole discretion of the Board or the Compensation Committee of the Board, which was done in 2015, 2016, and 2017. See "Executive Compensation Governance—Compensation Discussion and Analysis—Total Compensation Elements—Base Salary" for more information on the changes to Mr. Buzby's base salary made in 2016 and 2017.

•
Incentive Compensation. Mr. Buzby will be eligible for an annual cash incentive payment with a target of 80% of his base salary for work performed by Mr. Buzby during the preceding calendar year, or portion thereof.

•
Long-Term Incentive Compensation. Mr. Buzby will be eligible to receive awards of long-term incentive compensation from time to time in a form, and subject to such conditions, as determined by the Board and the Compensation Committee of the Board in its sole discretion.

•
Expense Reimbursement. Farmer Mac will reimburse actual reasonable and necessary business expenses incurred by Mr. Buzby in carrying out his duties, in each case in accordance with Farmer Mac's policies as in effect from time-to-time and subject to Mr. Buzby's compliance with the terms of those policies.

•
Benefits. Mr. Buzby will be eligible for all employee benefits regularly provided to senior executives of Farmer Mac and the following other (or upgraded) benefits: an annual medical examination; paid parking in the parking garage associated with Farmer Mac's headquarters building; life insurance in an amount approximately equal to Mr. Buzby's base salary; and disability benefits at least equal to statutory benefits in the District of Columbia. Mr. Buzby will also be entitled to five weeks of paid vacation each year.

•
Events of Termination. Mr. Buzby's employment will terminate upon his death or disability and may be terminated at any time by Farmer Mac with or without "cause" (as defined in the Agreement), or by Mr. Buzby voluntarily or if Farmer Mac materially breaches, and fails to cure, its obligations under the Agreement.

•
Payment of Accrued Compensation. If Mr. Buzby's employment is terminated (i) by Farmer Mac other than for "cause" (as defined in the Agreement), or (ii) by Mr. Buzby in connection with an uncured material breach by Farmer Mac, Farmer Mac will pay to Mr. Buzby all base salary, incentive compensation, expense and reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination. If Mr. Buzby is terminated for "cause" or if Mr. Buzby voluntarily resigns other than in connection with an uncured material breach by Farmer Mac, Farmer Mac shall pay such unpaid compensation as has accrued up to the date of termination, excluding incentive compensation.

•
Payments Upon Death or Disability. Upon the termination of Mr. Buzby's employment due to death or other incapacity or disability, Farmer Mac will, if Mr. Buzby (or his estate or heirs, as the case may be) executes and does not revoke a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within 30 days (or such longer period as required for a valid release under applicable law) following such termination, continue to pay Mr. Buzby (or his estate or heirs, as the case may be), for the shorter of (i) 12 months, or (ii) the period ending when Mr. Buzby ceases to receive or be eligible for disability insurance payments, the difference between the current base salary and the amount of disability insurance payments received by Mr. Buzby under insurance policies provided by Farmer Mac in accordance with the Agreement.

•
Severance Pay. If Farmer Mac terminates Mr. Buzby's employment other than for "cause" (as defined in the Agreement), or Mr. Buzby terminates his employment in connection with an uncured material breach of the Agreement by Farmer Mac, subject to Mr. Buzby's execution of a separation agreement and release of claims, Farmer Mac shall, to the extent permitted by law and regulation, pay Mr. Buzby the following severance benefits: (i) an aggregate lump sum amount in cash equal to the sum of (a) Mr. Buzby's base salary and (b) his base salary multiplied by the incentive compensation target, which is currently 80%, and (ii) continuation of health care coverage pursuant to COBRA and other insurance and fringe benefits, at Farmer Mac's expense, until the earlier of (a) the date that is one year from the date of termination of his employment or (b) the date that he becomes eligible for medical insurance coverage through another employer.

•
Post-Termination Restrictive Covenants. In connection with any termination of Mr. Buzby for any reason, pursuant to the Agreement, he has agreed (i) not to compete with Farmer Mac, other than with Farmer Mac's written permission, for a period of one year, and (ii) not to solicit any of Farmer Mac's "members of management" (as defined in the Agreement) or employees for two years following his termination for any reason.

Executive Officer Severance Plan

On June 7, 2012, the Board of Directors of Farmer Mac adopted an Executive Officer Severance Plan (the "Original Plan"). The primary purpose of the Original Plan was to provide executive officers with reasonable compensation in the event of their termination of employment with Farmer Mac. On November 3, 2016, Farmer Mac's Board of Directors adopted an Amended and Restated Executive Officer Severance Plan (the "Plan"). The Plan amends and restates in its entirety the Original Plan but retains all of the substantive provisions of the Original Plan other than the definition of a termination of employment for “cause.” The definition of “cause” contained in the Original Plan was changed in the Plan to make the provisions enumerating the events that trigger a termination of employment for “cause” more favorable to Farmer Mac and consistent with the terms of Mr. Buzby's employment agreement. The Plan became effective November 3, 2016, and each of Messrs. Lynch, Covington, and Mullery were designated for participation in the Plan as of that date.

Participation in the Plan is limited to certain executive officers of Farmer Mac who are designated by the plan administrator (Farmer Mac's President) and approved by the Compensation Committee, and who are not parties to individual employment agreements with Farmer Mac. To become a participant in the Plan (a "Participant"), the designated executive officers must execute a participation agreement ("Participation Agreement"), which sets forth the conditions for receipt of payments and benefits under the Plan. The Participation Agreement includes:

•	an agreement not to compete for a period of one year following termination of employment;

•	an agreement not to use confidential or proprietary information;

•	an agreement not to solicit, for a period of one year following termination of employment, certain employees of Farmer Mac to engage in certain activity;

•
an agreement not to solicit for employment any current or former Farmer Mac employee, unless the employee has ceased to be employed by Farmer Mac for at least six months and is not subject to non-compete covenants similar to those contained in the Participation Agreement;

•	an agreement not to solicit customers for a period of one year following termination of employment; and

•	an agreement not to disparage Farmer Mac following termination of employment.

Under the Plan, in the event of termination by Farmer Mac other than for cause (as defined in the Plan) or by the Participant after an adverse change in conditions of employment (as defined in the Plan), upon execution of a release, the Participant will be entitled to:

•	an amount equal to the sum of the Participant's annual base salary and annual target bonus, payable in one lump sum;

•
for 12 months, (a) Farmer Mac's coverage of the cost of premiums for the Participant and the Participant's eligible dependents under COBRA, subject to the Participant's continued compliance with the terms of the Participation Agreement, and (b) participate, at Farmer Mac's cost, in all Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs in which the Participant was participating at the time of termination to the extent permitted by the plans or programs and applicable law; and

•
payment of accrued compensation, including base salary, accrued vacation, and annual incentive compensation calculated at the annual target bonus, prorated for the period of time worked during the year.

The payments described above will be in lieu of any other severance payments to Participants.

Upon termination of the Participant's employment due to disability (as defined in the Plan), Farmer Mac will pay, during the 12 months following termination, the difference between the Participant's base salary and the amount of disability insurance payments received by the Participant under Farmer Mac's long-term disability policy. In the event the Participant dies after the commencement of those payments, the balance will be payable in accordance with the beneficiary designation provisions of the Plan.

Participants are not required to mitigate amounts of payments by seeking employment or otherwise, and payments under the Plan will not be offset by amounts payable from new employment for services rendered during the 12 months following termination of employment with Farmer Mac. However, the Participant's eligibility for the continuation of COBRA and participation in Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs will immediately cease upon the start of the new employment.

Amounts payable to any Participant under the Plan are subject to any recoupment or clawback policy as may be implemented and interpreted by Farmer Mac, including those implemented to comply with the Dodd-Frank Act, or any other applicable law and regulation.

Potential Payments upon Termination and Change-in-Control

Each of the named executive officers would be eligible to receive payments upon a termination without cause or upon a termination without cause due to disability, occurring as of December 31, 2016. None of the named executive officers would be eligible to receive any payments upon resignation or retirement as of December 31, 2016.

The following table shows the total that would be payable to each of the named executive officers upon a termination without cause (or, solely as to Mr. Buzby, in connection with an uncured material breach of the Agreement by Farmer Mac), occurring as of December 31, 2016:

Name[1]	Base Salary	Non-Equity Incentive Compensation	Total
Timothy L. Buzby	$700,000	$560,000	$1,260,000
R. Dale Lynch	$437,750	$196,988	$634,738
John C. Covington	$319,300	$111,755	$431,055
Stephen P. Mullery	$363,449	$127,207	$490,656

1 Mr. Buzby would also receive all base salary, incentive compensation, expense and reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination. Mr. Buzby would also be entitled to continuation of health care coverage pursuant to COBRA and other life, accidental death, and disability insurance benefit plans or programs, at Farmer Mac's expense, until the earlier of (a) the date that is one year from the date of termination of his employment or (b) the date that he becomes eligible for medical insurance coverage through another employer. See "Executive Compensation Governance—Executive Compensation—Employment Agreements with Executive Officers—Employment Agreement with Mr. Buzby." Each of Messrs. Lynch, Covington, and Mullery would also receive all base salary, incentive compensation, and vacation pay accrued and unpaid as of the applicable date of termination. Each of them would also be entitled to continuation of health care coverage pursuant to COBRA and other life, accidental death, and disability insurance benefit plans or programs, at Farmer Mac's expense, for 12 months. See "Executive Compensation Governance—Executive Compensation—Employment Agreements with Executive Officers—Executive Officer Severance Plan."

The following table shows the total that would be payable to each of the named executive officers upon a termination without cause due to disability occurring as of December 31, 2016:

Name[1]	Base Salary	Non-Equity Incentive Compensation	Total
Timothy L. Buzby	$700,000	$0	$700,000
R. Dale Lynch	$437,750	$0	$437,750
John C. Covington	$319,300	$0	$319,300
Stephen P. Mullery	$363,449	$0	$363,449

1 In the event of a termination without cause due to a disability, Farmer Mac would pay Mr. Buzby the difference between his current base salary and the amount of disability insurance payments received by Mr. Buzby for the shorter of (i) 12 months, or (ii) the period ending when Mr. Buzby ceases to receive or be eligible for disability insurance payments. In the event of a termination without cause due to a disability, Farmer Mac would pay each of Messrs. Lynch, Covington, and Mullery the difference between his current base salary and the amount of disability insurance payments received by him under Farmer Mac's long-term disability policy during the 12 months following termination.

None of the named executive officers are eligible to receive additional payments upon a change-in-control of Farmer Mac.

Equity Compensation Plans

The following table sets forth certain information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options or SARs or vesting of restricted stock	Weighted average exercise price of outstanding options and SARs (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	6,000	$32.77	—
Equity compensation plans approved by stockholders	500,032	$30.14	1,174,003

2008 Plan. In 2008, the Board adopted, and the voting stockholders approved, Farmer Mac's 2008 Omnibus Incentive Plan (the "2008 Plan"), a broad-based incentive compensation plan for directors, officers, and non-officer employees. Subject to adjustment, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan will be: (1) 1,500,000 shares of common stock; plus (2) any shares subject to outstanding awards under the 1997 Incentive Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) up to an aggregate maximum of 1,000,000 shares. Under the 2008 Plan, no participant may be granted stock option awards covering more than 300,000 shares of common stock during any calendar year, nor may a participant be granted more than 150,000 shares each of restricted stock, performance shares, performance units, or other stock-based awards during any calendar year. The maximum aggregate amount awarded or credited for cash-based awards to any one participant in any one calendar year may not exceed the value of $2,000,000 determined as of the date of vesting or payout, as applicable.

The terms of the 2008 Plan are intended to, among other things, permit the Compensation Committee to set performance goals for any award, thereby requiring forfeiture of all or part of any award if the performance goals are not met, or linking the time or amount of exercisability, vesting, payment, or settlement of an award to the achievement of performance goals. The 2008 Plan provides that the performance goals will be based on specified performance measures that are intended to encompass a wide range of financial and operational activities of Farmer Mac on a consolidated basis and/or for specified subsidiaries or business units of Farmer Mac. For example, the performance measures that may be used by the Compensation Committee in establishing the performance goals for awards includes, but is not limited to:

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;

(c)	Revenues or mission volume or growth therein;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Assets;

(l)	Cash position;

(m)	Equity or stockholders' equity;

(n)	Ratio of debt to debt plus equity;

(o)	Expense targets;

(p)	Margins;

(q)	Operating efficiency;

(r)	Market share;

(s)	Customer satisfaction;

(t)	Working capital targets;

(u)	Delinquency rate;

(v)	Net charge-offs;

(w)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(x)
Capital measures, including but not limited to, compliance with applicable regulatory capital requirements and the excess of capital over statutory minimum capital requirements, risk-based capital requirements, or other established capital targets; and

(y)	Results of regulatory reviews and examinations.

Any performance measures may be used to measure the performance of Farmer Mac as a whole or any business unit of Farmer Mac, or any combination thereof, as the Compensation Committee may deem appropriate. Any of the above performance measures may be compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate. The Compensation Committee may also select performance measure (j) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures.

Performance goals may differ for awards to different participants. The Compensation Committee will specify the weighting to be given to each performance measure for purposes of determining the final amount payable for an award. All determinations by the Compensation Committee as to the attainment of performance goals will be in writing. The Compensation Committee may not delegate any responsibility for an award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

One of the requirements for compensation to qualify as performance-based compensation under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by stockholders every five years. The material terms of the performance goals under the 2008 Plan were approved by stockholders in 2013.

As of December 31, 2016, SARs covering 663,083 shares (net of cancellations) and 662,914 shares of restricted stock had been granted under the 2008 Plan. During 2016, no options granted under the 1997 Plan were canceled and subsequently added to shares available under the 2008 Plan, leaving 1,174,003 shares of Class C Non-Voting Common Stock available for future issuance of grants under the 2008 Plan as of that date. SARs granted under the 2008 Plan during 2016 have an exercise price of $35.75 per share.

1997 Plan. In 1997, the Board adopted Farmer Mac's 1997 Incentive Plan (the "1997 Plan"), a broad-based option plan for directors, officers, and non-officer employees. The 1997 Plan, as amended, provided for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of not more than 10 years. The 1997 Plan provided for the automatic annual grant to directors of five-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the Annual Meeting of Stockholders, with the option price to be determined as of such day. Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year, and one-third the second following year. Beginning in 2004, options granted under the 1997 Plan generally vested one-third in each of the first three years following the date of option grant. No options have been granted under the 1997 Plan since 2008.

If an option holder's employment with Farmer Mac terminates for any reason, including by reason of retirement, the option holder's rights to exercise any option granted under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination (one year in the case of death or disability). Upon a termination for "cause," the options expire immediately. Following the termination of a director's service, vested options will remain exercisable until the earlier of the option expiration date or two years following termination. The 1997 Plan also provides for accelerated vesting of unvested options in the event of an option holder's death or disability.

As of December 31, 2016, options covering 2,000,889 shares (net of cancellations) had been granted under the 1997 Plan, of which 6,000 remain outstanding. As of December 31, 2016, no shares of Class C Non-Voting Common Stock remained available for future issuance of option grants under the 1997 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee. This policy applies to any transaction or series of transactions in which Farmer Mac or any of its subsidiaries is a participant, the amount involved exceeds $120,000, and a "related person" has a direct or indirect material interest. The policy requires each director, director nominee, or executive officer involved in such a transaction to notify the General Counsel of each such transaction. Farmer Mac reviews all relationships and transactions in which Farmer Mac and its directors, director nominees, and executive officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Farmer Mac's legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers regarding related person transactions. Under the policy, the General Counsel will determine whether a transaction meets the requirements of a "related person transaction" requiring review by the Corporate Governance Committee. Transactions that fall within this definition will be referred to the Corporate Governance Committee for approval, ratification, or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in, or not inconsistent with, the best interests of Farmer Mac. If Farmer Mac becomes aware of an existing related person transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision, or termination of the transaction. A related person transaction entered into without the Corporate Governance Committee's pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Corporate Governance Committee as promptly as reasonably practical after it is entered into. Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in Farmer Mac's Proxy Statement as required by SEC rules.

Transactions with Related Persons in 2016

From time to time, Farmer Mac purchases or commits to purchase qualified loans, USDA-guaranteed portions, or AgVantage® securities from, or enters into other business relationships with, institutions that own 5% or more of a class of Farmer Mac's Voting Common Stock or that have an employee, officer, or director who is also a member of Farmer Mac's Board of Directors. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. To the extent such transactions involve indebtedness issued by the related person, those transactions were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to Farmer Mac and did not involve more than the normal risk of collectability or present other unfavorable features. Although Farmer Mac entered into transactions with related persons in 2016, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a "related person transaction" under SEC rules. For additional information about transactions between Farmer Mac and related persons, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions" and Note 3 in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by Farmer Mac under the Securities Act or the Exchange Act, except to the extent that Farmer Mac specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended approval of a revised Audit Committee Charter, which was approved by the full Board on November 2, 2016. The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing requirements, is available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. A print copy of the Audit Committee Charter is available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006. The Audit Committee and the Board review and approve changes to the Audit Committee Charter annually. In March 2017, the Board of Directors determined that: (1) all of the directors who serve on the Audit Committee are "independent," as defined in Farmer Mac's Corporate Governance Guidelines, and under the heightened independence requirements set forth under applicable SEC and NYSE rules for directors serving on the Audit Committee; and (2) Clark Maxwell, a member of the Audit Committee since June 6, 2008, is an "audit committee financial expert," as defined in SEC rules. Mr. Maxwell is not an auditor or accountant for Farmer Mac, does not perform field work, and is not an employee of Farmer Mac. In accordance with the SEC's safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed to be an "expert"

for purposes of the federal securities laws. In addition, the designation or identification as an audit committee financial expert does not impose on a director any duties, obligations, or liabilities that are greater than those imposed on that director as a member of the Audit Committee and Board of Directors in the absence of such designation or identification, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.

Audit Committee Report for the Year Ended December 31, 2016

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac's consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee, on behalf of the Board, monitors Farmer Mac's financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditor, and the performance of the internal audit function. Farmer Mac's independent auditor is responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management's assessment of the effectiveness of Farmer Mac's internal control over financial reporting. In addition, the independent auditor will express its own opinion on the effectiveness of Farmer Mac's internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed Farmer Mac's audited consolidated financial statements with both management and Farmer Mac's independent auditor prior to their issuance. The Audit Committee has discussed with the independent auditor its evaluation of the accounting principles, practices, and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditor pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board (PCAOB) and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to PCAOB Auditing Standard No. 16 (Communication With Audit Committees).

As to Farmer Mac's independent auditor, the Audit Committee, among other things, received from PricewaterhouseCoopers LLP the written disclosures as required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and discussed with them their independence from Farmer Mac and its management. The Audit Committee has reviewed and pre-approved the audit fees of the independent auditor. It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Exchange Act, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac's and the Audit Committee's policies.

The Audit Committee discussed with Farmer Mac's independent auditor the overall scope of and plans for its audit. Finally, the Audit Committee continued to monitor the scope and adequacy of Farmer Mac's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of Farmer Mac's audited consolidated financial statements in Farmer Mac's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission, as filed on March 9, 2017.

Audit Committee

Dennis L. Brack, Chairman	Chester J. Culver
Sara L. Faivre	Douglas L. Flory
Clark B. Maxwell	Bruce J. Sherrick

AUDIT MATTERS

Audit Fees

Farmer Mac incurred an aggregate of $1,456,000 in fees for 2016 and $1,400,000 in fees for 2015 for professional services rendered by PricewaterhouseCoopers LLP for the audit of Farmer Mac's 2016 and 2015 annual financial statements included in Farmer Mac's annual reports on Form 10-K, the audit of management's assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q during 2016 and 2015. Farmer Mac also incurred an aggregate of $18,500 in fees for both 2016 and 2015 for out-of-pocket expenses billed by PricewaterhouseCoopers LLP in connection with providing these services.

Audit-Related Fees

Farmer Mac incurred an aggregate of $40,000 in fees for 2016 and $38,400 in fees for 2015 for the services rendered by PricewaterhouseCoopers LLP, including the issuance of comfort letters and consultations on various accounting matters and other technical issues for assurance, that were reasonably related to the performance of the audit of Farmer Mac's annual financial statements and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q and not reported in "—Audit Fees" above.

Tax Fees

Farmer Mac incurred an aggregate of $97,160 in fees for 2016 and $119,500 in fees for 2015 for professional services for tax compliance, tax advice, and tax planning rendered by PricewaterhouseCoopers LLP in tax years 2016 and 2015.

All Other Fees

Farmer Mac incurred an aggregate of $1,900 in fees for 2016 and $1,900 in fees for 2015 for use of PricewaterhouseCoopers LLP's research and analytics tools.

Audit Committee Pre-Approval Policies

Under the Audit Committee Charter and the Audit Committee's pre-approval policy and consistent with SEC policies regarding auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided by Farmer Mac's independent auditor prior to the engagement of the independent auditor for those services. Audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for 2017 were handled by the Audit Committee. The Audit Committee has delegated the authority to grant pre-approvals to the chairman of the Audit Committee in the event such pre-approval is necessary for business purposes and the convening of a meeting of the Audit Committee is not practicable, and the chairman’s decisions to grant any pre-approval must be presented to the full Audit Committee at its scheduled meetings. All of the services provided by PricewaterhouseCoopers LLP in 2016 and 2015 were pre-approved by the Audit Committee or the chairman of the Audit Committee, in accordance with the Audit Committee's pre-approval policy.

PROPOSAL 2:
SELECTION OF INDEPENDENT AUDITOR

The By-Laws of Farmer Mac provide that the Audit Committee shall select Farmer Mac's independent auditor "annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting." In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of Farmer Mac's financial statements.

PricewaterhouseCoopers LLP has served as Farmer Mac's independent auditor since March 2010. In determining whether to reappoint PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for 2017, the Audit Committee considered a number of factors, including:

•	the professional qualifications of PricewaterhouseCoopers LLP and the lead engagement partner, including their technical expertise and industry knowledge;

•	PricewaterhouseCoopers LLP's independence from Farmer Mac and its processes for maintaining its independence;

•	PricewaterhouseCoopers LLP's depth of understanding of Farmer Mac's business, accounting policies and practices, and internal control over financial reporting;

•	the quality of the Audit Committee's ongoing discussions with PricewaterhouseCoopers LLP and its evaluation of PricewaterhouseCoopers LLP's prior performance;

•	PricewaterhouseCoopers LLP's tenure and the impact on Farmer Mac of changing auditors; and

•	an evaluation of the lead audit partner, who the Audit Committee ensures is rotated at least every five years in accordance with SEC rules and PricewaterhouseCoopers LLP's policies.

Based on these factors and in accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for the fiscal year ending December 31, 2017.

This proposal is presented to the stockholders for approval as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of the independent auditor. The ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor requires the affirmative vote of a majority of the votes cast by the holders of shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditor for Farmer Mac for 2017. Proxies solicited by the Board of Directors will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE THE COMPENSATION
OF FARMER MAC'S NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC adopted under the Dodd-Frank Act, Farmer Mac is seeking from its stockholders an advisory vote to approve the compensation of Farmer Mac's named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures.

The Dodd-Frank Act requires Farmer Mac to hold an advisory vote to approve the compensation of Farmer Mac's named executive officers at least once every three years. Consistent with the vote of its stockholders at the 2011 Annual Meeting of Stockholders, Farmer Mac is presenting this non-binding vote to its stockholders on an annual basis.

Farmer Mac's executive compensation program is designed to attract, motivate, and retain highly qualified executive officers who are able to achieve corporate objectives, fulfill Farmer Mac's public policy mission, and enhance stockholder value. The Compensation Committee believes that Farmer Mac's executive compensation program reflects a strong pay-for-performance philosophy that is consistent with the risk tolerance of Farmer Mac and reflects the long-term interests of stockholders. The Compensation Discussion and Analysis section beginning on page 21 provides a more detailed discussion of Farmer Mac's executive compensation philosophy and program.

The Compensation Committee believes that Farmer Mac's executive compensation program has been effective at attracting and retaining a high-performing executive team that is appropriately motivated to achieve the strategic, financial, and operational goals established by the Board of Directors.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of the Federal Agricultural Mortgage Corporation approve, on an advisory basis, the compensation of Farmer Mac's named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures.

This advisory vote to approve the compensation of Farmer Mac's named executive officers is not binding. The outcome of the vote on this proposal by stockholders will not require Farmer Mac's Board of Directors or the Compensation Committee to take any action regarding Farmer Mac's executive compensation practices. However, the Board of Directors values the opinions of Farmer Mac's stockholders as expressed through their votes and communications and will take into account the result of the vote when determining future executive compensation arrangements.

Adoption of this non-binding resolution will require the affirmative vote of a majority of the votes cast by the holders of shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. The Board of Directors recommends a vote FOR adoption of the resolution approving, on an advisory basis, the compensation of Farmer Mac's named executive officers, as described in this Proxy Statement, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

PROPOSAL 4:
ADVISORY VOTE TO SELECT FREQUENCY OF FUTURE ADVISORY VOTES
ON THE COMPENSATION OF FARMER MAC'S NAMED EXECUTIVE OFFICERS

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, Farmer Mac is seeking from its stockholders, in accordance with the rules of the SEC adopted under the Dodd-Frank Act, an advisory vote on whether an advisory vote on the compensation of Farmer Mac's named executive officers should occur every one, two, or three years.

Stockholders are being asked to cast a vote on their preferred voting frequency by choosing the option of one year, two years, or three years or abstain from voting when voting in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Farmer Mac should hold a stockholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed at the time.

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be deemed to be the frequency for the advisory votes on compensation of named executive officers that has been selected by stockholders. However, because this vote is advisory and not binding on Farmer Mac's Board of Directors or Farmer Mac, Farmer Mac's Board may decide that it is in the best interests of Farmer Mac's stockholders and Farmer Mac to hold an advisory vote on executive compensation more or less frequently than the option selected by the highest number of votes cast by Farmer Mac's voting stockholders.

The Board of Directors recommends that stockholders vote for a frequency of one year for future stockholder advisory votes to approve the compensation of Farmer Mac's named executive officers. Farmer Mac believes that holding this vote every year will allow the Board of Directors and the Compensation Committee the opportunity to implement any changes they deem appropriate in response to the vote results prior to the next executive compensation cycle. Proxies solicited by the Board of Directors will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Farmer Mac's officers and directors, and persons who beneficially own more than 10% of a registered class of Farmer Mac's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and owners of more than 10% of Farmer Mac's stock are required by SEC regulations to furnish Farmer Mac with copies of all Forms 3, 4, and 5 filed.

Based solely on Farmer Mac's review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for 2016, Farmer Mac believes that all of its officers, directors, and beneficial owners of greater than 10% of any class of its equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2016, with the exception of the following: (1) a Form 4 filed four days late on behalf of director Lowell L. Junkins due to a miscommunication with Mr. Junkins' broker; and (2) a Form 4 filed two days late on behalf of Mr. Buzby due to a miscommunication with Mr. Buzby's broker.

SOLICITATION OF PROXIES

Farmer Mac will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy materials. Farmer Mac has retained Georgeson LLC to act as Farmer Mac's proxy solicitation firm for a fee of $5,500 plus expenses. In addition to solicitation by mail, employees of Georgeson LLC may solicit proxies by telephone, electronic mail, or personal interview. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation material to the beneficial owners of shares of Voting Common Stock held of record by them, and Farmer Mac will reimburse them for their reasonable expenses.

OTHER MATTERS

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with its members' best judgment on all other matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting. The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting. If any other matters not known at the time this Proxy Statement was printed are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, which includes financial statements. Written requests should be directed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006. A copy of Farmer Mac's most recent Form 10-K is also available on its website (www.farmermac.com) in the "Financial Information" portion of the "Investors" section. Please note that all references to www.farmermac.com in this Proxy Statement are inactive textual references only and that the information contained on Farmer Mac's website is not incorporated by reference into this Proxy Statement.
_____________________________
The giving of your proxy will not affect your right to vote your shares personally if you attend the Meeting. In any event, it is important that you complete, sign, and return the enclosed proxy card promptly to ensure that your shares are voted.

By order of the
Board of Directors,

Stephen P. Mullery
Secretary

April 3, 2017
Washington, D.C.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

2017 Annual Meeting of Stockholders

May 4, 2017
8:00 a.m. local time

This Proxy is Solicited on Behalf of the Board of Directors

Please Be Sure To Mark, Sign, Date, and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY — CLASS A

Please mark your votes like this **X**

1. Election of Directors

NOMINEES:

FOR ALL NOMINEES ☐	❍ (01) Dennis L. Brack ________
	❍ (02) James R. Engebretsen ________
WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	❍ (03) Dennis A. Everson ________
	❍ (04) Mitchell A. Johnson ________
FOR ALL EXCEPT (See instructions below) ☐	❍ (05) Clark B. Maxwell ________

<u>INSTRUCTIONS</u>: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

***TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.**

____

____

____

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditor for Farmer Mac for the fiscal year ending December 31, 2017.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

	FOR	AGAINST	ABSTAIN
3. Proposal to approve, on an advisory basis, the compensation of Farmer Mac's named executive officers disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 3.

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
4. Proposal to approve, on an advisory basis, the frequency of future advisory votes on the compensation of Farmer Mac's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends a vote for "ONE YEAR"on proposal 4.

<u>*INSTRUCTIONS TO CUMULATE YOUR VOTE</u>: To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class A Voting Common Stock you owned on March 17, 2017. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do <u>not</u> mark the circle to the left of the name of the nominee(s) for whom you are voting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature______________________________ **Signature**______________________________ **Date**____________, **2017.**

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS A VOTING COMMON STOCK
FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
8:00 a.m. on May 4, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2016 Annual Report are available at www.farmermac.com/investors/financial-information/

Please sign, date, and mail your proxy card in the envelope provided as soon as possible.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2017

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy L. Buzby, R. Dale Lynch, and Stephen P. Mullery, and any of them, as Proxies for the undersigned and to vote all of the shares of **Class A Voting Common Stock** of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION ("Farmer Mac") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Farmer Mac to be held at 8:00 a.m. on May 4, 2017 at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and ONE YEAR for proposal 4.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and ONE YEAR for proposal 4.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated, and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

2017 Annual Meeting of Stockholders

May 4, 2017
8:00 a.m. local time

This Proxy is Solicited on Behalf of the Board of Directors

Please Be Sure To Mark, Sign, Date, and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY — CLASS B

Please mark your votes like this **X**

1. Election of Directors

NOMINEES:

	Nominee	
FOR ALL NOMINEES ☐	❍ (01) Richard H. Davidson	________
	❍ (02) Douglas A. Felton	________
WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	❍ (03) Douglas L. Flory	________
	❍ (04) Thomas W. Hill	________
FOR ALL EXCEPT (See instructions below) ☐	❍ (05) Douglas E. Wilhelm	________

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

***TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote "FOR" proposal 2.

The Board of Directors recommends a vote "FOR" proposal 3.

4. Proposal to approve, on an advisory basis, the frequency of future advisory votes on the compensation of Farmer Mac's named executive officers. ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN ☐

The Board of Directors recommends a vote for "ONE YEAR" on proposal 4.

*INSTRUCTIONS TO CUMULATE YOUR VOTE: To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class B Voting Common Stock you owned on March 17, 2017. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature______________________ **Signature**______________________ **Date**____________, **2017.**

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS B VOTING COMMON STOCK
FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
8:00 a.m. on May 4, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2016 Annual Report are available at www.farmermac.com/investors/financial-information/

Please sign, date, and mail your proxy card in the envelope provided as soon as possible.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2017

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy L. Buzby, R. Dale Lynch, and Stephen P. Mullery, and any of them, as Proxies for the undersigned and to vote all of the shares of **Class B Voting Common Stock** of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION ("Farmer Mac") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Farmer Mac to be held at 8:00 a.m. on May 4, 2017 at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and ONE YEAR for proposal 4.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees, FOR proposal 2, FOR proposal 3, and ONE YEAR for proposal 4.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated, and signed, on the other side)